UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Take-Two Interactive Software, Inc.

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July 28, 2015

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Take-Two Interactive Software, Inc., that will be held on September 24, 2015, at 9:00 a.m. local time at the W Hotel, 201 Park Avenue South, New York, New York 10003.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, which you are urged to read carefully.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about August 5, 2015, we expect to begin mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online; however, shareholders of record will receive a copy of the Proxy Statement and Annual Report by mail instead of receiving the Notice of Internet Availability of Proxy Materials. The Proxy Statement and Notice of Internet Availability of Proxy Materials contain instructions on how you can receive a paper copy of the Proxy Statement and Annual Report if you only received a Notice of Internet Availability of Proxy Materials by mail.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the Notice of Annual Meeting of Shareholders and Proxy Statement, we urge you to cast your vote via the Internet or, if you received a proxy card, complete, sign, date and return the proxy card in the envelope provided or follow the instructions for voting by telephone that may be included therein. If the address on the Notice of Internet Availability of Proxy Materials or the accompanying material is incorrect, please advise our Transfer Agent, American Stock Transfer & Trust Company, in writing at 6201 15th Avenue, Brooklyn, New York 11219.

We hope to see you at the meeting and appreciate your continued support.

Sincerely,

Strauss Zelnick

Executive Chairman and Chief

Executive Officer

Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, USA

tel 646.536.2842     fax 646.536.2926     www.take2games.com

TAKE-TWO INTERACTIVE SOFTWARE, INC.

622 Broadway

New York, New York 10012

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 24, 2015

To the Shareholders of TAKE-TWO INTERACTIVE SOFTWARE, INC.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting (the “Annual Meeting”) of Shareholders of Take-Two Interactive Software, Inc. (the “Company”) will be held on September 24, 2015, at 9:00 a.m. local time at the W Hotel, 201 Park Avenue South, New York, New York 10003, to consider and vote upon the following:

1.	Election of six directors;

2.	Approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” as disclosed in the attached proxy statement;

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016; and

4.	Other business that may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors believes that the election of the nominated directors, the approval of the compensation of the named executive officers and the ratification of the appointment of Ernst & Young LLP are in the best interests of the Company and its shareholders and, accordingly, recommends a vote “FOR” the approval of these proposals.

Only shareholders of record at the close of business on July 27, 2015 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Linda Zabriskie

Corporate Secretary

July 28, 2015

Your vote is very important, regardless of the number of shares you own. Please read the attached proxy statement carefully and complete and submit your proxy card via the Internet or telephone (as instructed on your proxy card) or sign and date your paper proxy card as promptly as possible and return it in the enclosed envelope.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

622 Broadway

New York, New York 10012

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 24, 2015

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Take-Two Interactive Software, Inc. (the “Company” or “Take-Two”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on September 24, 2015 at 9:00 a.m. local time, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The Company expects to either mail or provide notice and electronic delivery of this Proxy Statement and the enclosed form of proxy to shareholders on or about August 5, 2015.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. A proxy may be revoked by the shareholder of record at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

The address of the principal executive offices of the Company is 622 Broadway, New York, New York 10012, and its telephone number is (646) 536-2842.

The rules of the Securities and Exchange Commission (“SEC”) require us to notify all shareholders, including those shareholders to whom we have mailed proxy materials, of the availability of our proxy materials through the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on September 24, 2015

Our Proxy Statement and 2015 Annual Report to Shareholders are available at

http://www.proxyvote.com

ELECTION OF DIRECTORS

(Proposal 1)

All members of the Board of Directors stand for election on an annual basis, and at the Annual Meeting six directors will be elected to hold office for a term expiring at the 2016 Annual Meeting of Shareholders. The Board of Directors, upon the recommendation of the Corporate Governance Committee, has nominated the individuals named below. Each director will be elected to serve until a successor is elected and qualified or until the director’s earlier resignation or removal.

Our six nominees include five independent, outside directors who as a group have extensive and diverse management and subject matter experience and knowledge that is critical to the Company. The average director tenure is seven years, and the average age of the board members is 57.

At the Annual Meeting, the proxies given by shareholders will be voted individually for the election of the persons named herein as directors of the Company, unless a proxy card specifies that it is not to be voted in favor of a nominee for director. If any of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as may be designated by the Board of Directors. Each of the persons named herein has indicated to the Board of Directors that he or she will be available to serve as a director of the Company.

Policy on Majority Voting for Directors. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from the individual’s election than votes “for” such election promptly shall tender the individual’s resignation to the Corporate Governance Committee following certification of the shareholder vote. The Corporate Governance Committee promptly will consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to such offered resignation. The Board of Directors will act on the Corporate Governance Committee’s recommendation within 90 days following the date of the Annual Meeting. Thereafter, the Board of Directors promptly will disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the SEC. Any director tendering a resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or action of the Board of Directors regarding whether or not to accept the resignation offer. Abstentions and broker non-votes with respect to a director’s election will not be counted as votes “withheld” for purposes of this policy.

The Board of Directors recommends that shareholders vote “FOR” the election of the nominees named below:

Robert A. Bowman Independent Director Chair: Audit Committee Age: 60 Director since: April 2007 Beneficial owner of 119,511 shares

Mr. Bowman is President, Business and Media at Major League Baseball and is responsible for directing revenue-generating and media rights activities across all Major League Baseball entities, a position he has held since January 2015.

Prior executive roles: Before becoming President, Business and Media at Major League Baseball, Mr. Bowman was the President and Chief Executive Officer of Major League Baseball Advanced Media, L.P. from 2000 to January 2015. Mr. Bowman was President and Chief Operations Officer of ITT Corporation from 1995 through 2000, where he previously served as Chief Financial Officer from 1991 through 1995. Mr. Bowman served as the Treasurer of the State of Michigan from 1983 through 1990, overseeing its fiscal policy, tax collections and the state’s pension fund.

Other boards: Mr. Bowman serves as President of the Michigan Education Trust (the state’s pre-paid tuition grant program). Mr. Bowman serves as a director of ViaSat Inc., an internet and communications service provider, and Vince Holding Corp., a diversified apparel company. Mr. Bowman served as a Director of Blockbuster, Inc. from 2003 to 2010, The Warnaco Group, Inc. from 2004 to 2013, and World Wrestling Entertainment, Inc. from 2003 to 2008.

Key experience and qualifications: Mr. Bowman brings relevant subject matter expertise from his role at Major League Baseball as well as from current and past board service at other companies. He brings strong business operations experience, and financial expertise as a former large company CFO, as well as financial and investment perspective from his tenure as Treasurer of the State of Michigan.

Michael Dornemann

Lead Independent Director

Chair: Executive Committee

Member: Audit, Compensation and
Corporate Governance Committees

Age: 69

Director since: March 2007

Beneficial owner of 28,507 shares

Mr. Dornemann is an entertainment and marketing executive with more than 30 years of management consulting, corporate development, strategic advisory and media experience. Prior to 2001, Mr. Dornemann was an executive board member of Bertelsmann AG for 16 years and Chairman and Chief Executive Officer of Bertelsmann Entertainment (music and television division, BMG and RTL Group). Before that, he held positions with IBM and Boston Consulting Group.

Other boards: Mr. Dornemann has previously served on several boards, including as Chairman of Jet Set AG, a worldwide fashion company based in Switzerland, until 2009; as a director of Columbia Music Entertainment (CME) of Japan until 2010; and as vice-chairman and as an audit and compensation committee member of Access Worldwide Communications until 2013.

Key experience and qualifications: Mr. Dornemann’s highly relevant leadership, management, marketing and consulting experience, including his role as Chief Executive Officer of Bertelsmann Entertainment, strongly qualifies him to provide effective leadership to the independent directors, and to contribute to all aspects of board discussion and operations, including strong oversight of our management agreement with ZelnickMedia Corporation (“ZelnickMedia”). His accomplished history of service with fashion and entertainment companies, including as an outside director, provides an unusual level of insight into both our business and our governance.

J Moses Independent Director Chair: Corporate Governance Committee Member: Compensation Committee Age: 56 Director since: March 2007 Beneficial owner of 13,655 shares

Mr. Moses is a media executive, entrepreneur and consultant with more than 30 years of experience in the television, radio, publishing, video game and digital media industries. Mr. Moses is currently an advisor to the President of KapanLagi Network, the largest on-line media business in Indonesia, as well as a consultant in the media industry in the United States where he works closely with a range of clients and in strategic alliance with Borden Media Consulting.

Prior executive roles: Mr. Moses was the Founder and, from October 1998 through July 2009, the Chief Executive Officer of UGO Networks, Inc., an online publisher delivering information and entertainment for gamers. Mr. Moses managed the sale of that company to the Hearst Corporation in August 2007. Mr. Moses previously served as President of MTV Russia and oversaw the successful establishment of MTV Networks in Russia in 1998. Mr. Moses also served as the President of BMG Interactive from 1993 to 1996, the former video game and new technologies division of BMG Entertainment. Most recently, Mr. Moses was the Founder and, from 2010 to 2014, President of Bagooba, a social media start up.

Other boards: Mr. Moses serves on advisory boards to Simulmedia, Inc., Flow Corp. and AbilTo, Inc.

Key experience and qualifications: Mr. Moses provides insight based on vast media experience and leadership history, including his roles as CEO of UGO Networks, President of MTV Russia and President of BMG Interactive, and his deep understanding of the interactive entertainment industry and its global opportunities.

Michael Sheresky Independent Director Chair: Compensation Committee Member: Corporate Governance Committee and Executive Committee Age: 47 Director since: March 2007 Beneficial owner of 65,823 shares

Mr. Sheresky is a partner at United Talent Agency, and has served as a motion picture talent agent there since June 2009. Mr. Sheresky is responsible for structuring projects and deals in the areas of motion picture and television development, production and distribution.

Prior professional roles: From 1992 through 1995, and then from 1997 through May 2009, Mr. Sheresky held a number of positions at the William Morris Agency, a talent agency, most recently Senior Vice President in its Motion Picture Department. During that time, he represented authors, journalists, screenwriters, directors, producers and actors in the motion picture and television businesses.

Key experience and qualifications: Mr. Sheresky’s entertainment experience as a talent agent is an important asset to the Board of Directors, including his particularly strong insight into the development and compensation of creative talent and of management.

Susan Tolson Independent Director Member: Audit Committee Age: 53 Director since: March 2014 Beneficial owner of 9,069 shares

Ms. Tolson is a financial executive with more than 20 years of experience in the financial services industry. Ms. Tolson worked at Capital Research and Management Company and Capital Research Company, subsidiaries of The Capital Group Companies, Inc., from 1990 to 2010. She served in various capacities, including Senior Vice President and Portfolio Manager. Before joining Capital Research, Ms. Tolson was an Investment Officer at Aetna Investment Management Company, making private investments in media and entertainment companies.

Other boards: Ms. Tolson is a director of Groupe Lagardère (a global company operating in media, entertainment, sports and retail). She also serves as a board member and audit committee member of the American Cinémathèque (a nonprofit cultural organization); as a board member, audit committee member and nomination and compensation committee member of Worldline E-Payments Services (which focuses on e-payment transactional services); and as a board member, compensation committee member and nominating and governance committee member of OUTFRONT Media Inc. (a provider of advertising space on out-of-home advertising structures and sites). She was a trustee and member of the business affairs committee of The American University of Paris until March 2013, where she served on the investment committee.

Key experience and qualifications: Ms. Tolson brings to the Board of Directors significant experience in entertainment and financial/investment matters from her previous positions, together with her existing current service as a director of both for profit and nonprofit organizations.

Strauss Zelnick Chairman and CEO Member: Executive Committee Age: 58 Director since: March 2007 Beneficial owner of 1,669,269 shares

Mr. Zelnick has been Chairman of the Company since March 2007, Executive Chairman of the Board of Directors since February 2008 and Chief Executive Officer of the Company since January 2011. Mr. Zelnick also is a partner in ZelnickMedia. Mr. Zelnick serves as Executive Chairman of the Board of Directors and Chief Executive Officer of the Company pursuant to the terms of the 2014 Management Agreement between the Company and ZelnickMedia. See “Certain Relationships and Related Transactions—Management Agreement.”

Prior executive roles: Mr. Zelnick served as Executive Chairman of Direct Holdings Worldwide, Inc., the parent company of Time Life and Lillian Vernon, until the company was sold to Reader’s Digest on March 2, 2007. Prior to forming ZelnickMedia, Mr. Zelnick was President and Chief Executive Officer of BMG Entertainment, a $4.7 billion music and entertainment company with more than 200 record labels and operations in 54 countries. Mr. Zelnick’s appointment as President and Chief Executive Officer of BMG Entertainment followed his tenure as President and Chief Executive Officer of BMG’s North American business unit from 1994 through 1998. Before joining BMG Entertainment, Mr. Zelnick was President and Chief Executive Officer of Crystal Dynamics, a leading producer and distributor of interactive game software. Prior to that, he spent four years as President and Chief Operating Officer of 20th Century Fox, where he managed all aspects of its worldwide motion picture and distribution business. Previously, he spent three years at Vestron Inc. as a senior executive, and rose to become President and Chief Operating Officer. Mr. Zelnick also served as Vice President, International Sales, Television for Columbia Pictures.

Other boards: Mr. Zelnick currently serves as a member of the board of directors, as a member of the compensation committee and the investment committee, and as the chairperson of the audit committee and the nominating and corporate governance committee of Starwood Property Trust, Inc., a public company. He also serves as non-executive Chairman of ITN Networks, and as a member of the boards of directors of Alloy, Inc., 9 Story Limited and Cast & Crew Entertainment Services, L.L.C., all privately-held companies. Mr. Zelnick previously served as a member of the board of directors of Blockbuster, Inc. Mr. Zelnick serves as Chairman of the Entertainment Software Association. Mr. Zelnick is also an associate member of the National Academy of Recording Arts and Sciences and served on the board of directors of the Recording Industry Association of America and the Motion Picture Association of America.

Key experience and qualifications: Mr. Zelnick provides the Company’s Board of Directors with valuable insight in organization and management obtained from his experiences, including acting as Executive Chairman and CEO of the Company.

Other Executive Officers

Each of the following executive officers, who are not also directors, will serve in such capacity until the next Annual Meeting of Shareholders or until earlier termination or removal from office.

Karl Slatoff, age 45, became President of the Company in May 2013 and served as Chief Operating Officer of the Company from October 2010 through April 2013. Mr. Slatoff serves as President of the Company pursuant to the terms of the 2014 Management Agreement between the Company and ZelnickMedia. See “Certain Relationships and Related Transactions—Management Agreement.” From February 2008 to October 2010, Mr. Slatoff served as an Executive Vice President of the Company. Mr. Slatoff also is a partner in ZelnickMedia and serves as a director of Cannella Response Television, LLC.

Prior to joining ZelnickMedia in 2001, Mr. Slatoff served as Vice President, New Media for BMG Entertainment, where he was responsible for guiding BMG’s online digital strategies, including the development of commercial digital distribution initiatives and new business models for the sale and syndication of online content. From 1994 to 1996, Mr. Slatoff worked in strategic planning at the Walt Disney Company, where he focused on the consumer products, studio and broadcast divisions, as well as several initiatives in the educational, publishing and new media sectors. From 1992 to 1994, Mr. Slatoff worked in the corporate finance and mergers and acquisitions units at Lehman Brothers where he focused on the consumer products and retail/merchandising industries.

Lainie Goldstein, age 47, was appointed Chief Financial Officer of the Company in June 2007, and is responsible for overseeing Finance, Investor Relations and Corporate Communications. Ms. Goldstein previously served as the Company’s Senior Vice President of Finance from November 2003.

Ms. Goldstein is a CPA with over 20 years of financial and business experience in the software, entertainment, retail and apparel industries, with proven success in managing the finance function of publicly traded companies. Prior to joining the Company, Ms. Goldstein held a number of positions of increasing responsibility with Nautica Enterprises, Inc., most recently serving as Vice President, Finance and Business Development. Earlier in her career, she held positions in the audit and reorganization departments at Grant Thornton LLP.

Daniel Emerson, age 43, became Executive Vice President and General Counsel of the Company in October 2014. Mr. Emerson joined the Company as a Vice President in June 2005 and served in various capacities of increasing responsibility within the legal department, including Senior Vice President, Corporate Secretary and Deputy General Counsel. In additional to serving as the General Counsel of the Company, Mr. Emerson oversees administrative management of Internal Audit on behalf of the Audit Committee.

Prior to joining the Company, Mr. Emerson was a partner in the New York offices of the law firm Blank Rome LLP, where he represented public and private companies in mergers & acquisitions, securities law, financings and general corporate matters.

Board Committees

The Board of Directors has three standing committees entirely comprised of independent directors: a Compensation Committee, a Corporate Governance Committee and an Audit Committee. The Board of Directors also has a standing Executive Committee, currently comprised of Messrs. Dornemann (Chair), Sheresky and Zelnick. These four committees are governed by written charters. The charters and the Company’s Code of Business Conduct and Ethics are posted on the Company’s website at www.take2games.com and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

	Compensation Committee	Corporate Governance Committee	Audit Committee	Executive Committee
Robert A. Bowman			Chair
Michael Dornemann	X	X	X	Chair
J Moses	X	Chair
Michael Sheresky	Chair	X		X
Susan Tolson			X
Strauss Zelnick				X
Number of Meetings in Fiscal 2015	5	6	5	4

Compensation Committee members are Messrs. Sheresky (Chair), Dornemann and Moses, each of whom is an independent director under NASDAQ’s Rule 5605, a “non-employee director” as defined under the SEC rules and an “outside director” as defined under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee, among other roles, reviews the compensation policies and procedures of the Company, evaluates and approves executive officer compensation, and makes recommendations to the Board of Directors regarding executive compensation. During the fiscal year ending March 31, 2015 (“fiscal 2015”), the Compensation Committee held five (5) meetings.

Corporate Governance Committee members are Messrs. Moses (Chair), Dornemann and Sheresky. This committee is responsible, among other things, for creating and maintaining overall corporate governance policies for the Company and identifying, screening and recruiting director candidates for the Board of Directors. The Corporate Governance Committee held six (6) meetings during fiscal 2015.

The Corporate Governance Committee will consider nominees recommended by shareholders, provided that the recommendation contains sufficient information for the committee to assess the suitability of the candidate and such nomination complies with the Company’s bylaws. Candidates recommended by shareholders that comply with these procedures will receive the same consideration that candidates recommended by the committee receive.

When selecting directors, the Board of Directors reviews and considers many factors, including experience, business understanding, achievement, available time, diversity, skills and independence. It also will consider ethical standards, integrity and any conflict of interest. It considers recommendations primarily from shareholders of the Company and from members of the Board of Directors and management. The Corporate Governance Committee conducts interviews with candidates who meet the criteria of the Board of Directors, and has full discretion in considering its nominations to the Board of Directors. The Board of Directors adopted Corporate Governance Guidelines, which include criteria to assess the suitability of candidates for the Board of Directors. These Corporate Governance Guidelines are posted on the Company’s website at “www.take2games.com” and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

A shareholder wishing to nominate a candidate for election to the Board of Directors at the Company’s Annual Meeting of Shareholders to be held in 2016 is required to give written notice of an intention to make such a nomination between May 27, 2016 and June 26, 2016. Such notice should be addressed to Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attention: Investor Relations.

The notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information specific to the recommended candidate that is relevant to a determination of whether the recommended candidate would be considered independent under the applicable rules of The NASDAQ Stock Market. A nomination that does not comply with these requirements will not be considered.

Audit Committee members are Messrs. Bowman (Chair) and Dornemann and Ms. Tolson. The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. In addition, the Audit Committee assists the Board of Directors in its review and oversight of the Company’s key investment objectives, strategies and policies. The Board of Directors has determined that Mr. Bowman and Ms. Tolson each qualify as an “audit committee financial expert” under federal securities laws. The Audit Committee held five (5) meetings during fiscal 2015.

Special Committees. From time to time the Board of Directors may form a special committee for a particular purpose. Most recently, in the fiscal year ended March 31, 2014 (“fiscal 2014”), the Board of Directors appointed a special committee, comprised entirely of independent directors, to lead the negotiation of a new management agreement with ZelnickMedia, which is described under “Certain Relationships and Related Transactions—Management Agreement.”

Board Practices

Meetings of Directors. The Board of Directors held nine (9) meetings during fiscal 2015. Each of the incumbent directors attended at least 75% in the aggregate of all meetings of the Board of Directors and committees on which the individual served for the period of his or her service in the fiscal year.

Attendance at Shareholder Meetings. The Board of Directors has adopted a policy whereby director nominees are strongly encouraged to attend the Company’s annual meeting of shareholders. All six of our incumbent director nominees attended the last annual meeting of the Company’s shareholders in September 2014.

Independent Directors. The Board of Directors has determined that Messrs. Bowman, Dornemann, Moses and Sheresky and Ms. Tolson are “independent” directors as defined under the rules of The NASDAQ Stock Market. During fiscal 2015 the independent directors met in executive session (outside the presence of management) on six (6) occasions.

Board Structure. The Board of Directors is led by Mr. Zelnick in his role as Executive Chairman. Mr. Zelnick is also the Chief Executive Officer. The Board of Directors also has designated Mr. Dornemann as Lead Independent Director (as described below), a position that complements the Executive Chairman’s role, and serves as the principal liaison between the independent directors and the Executive Chairman. Mr. Dornemann was also designated by the Board of Directors as the Chairman of the Executive Committee.

The Board of Directors reviews its leadership structure annually. The Board of Directors has determined that in light of the Company’s clear strategy and the strength of its overall governance practices, at this time a combined Chairman/CEO role will more effectively unify the Board of Directors and management around the specific initiatives to support the Company’s strategy. The Board of Directors continues to evaluate Mr. Zelnick annually in each of his roles, and has retained the discretion to separate the Chairman/CEO roles at any time if the Board of Directors believes it would better serve the interests of the Company. The Board of Directors has also concluded that its Lead Independent Director position effectively balances any potential risk of concentration of authority that may exist with a combined Chairman/CEO position.

Lead Independent Director. As Lead Independent Director, Mr. Dornemann serves as the principal liaison between the independent directors and the Executive Chairman. The Lead Independent Director is responsible for presiding at all Board of Directors meetings at which the Chairman of the Board of Directors is not present; convening regular and special meetings of the independent directors; developing the agenda for executive sessions of the independent directors and working with the Chairman to develop and approve the agenda for meetings of the full Board of Directors, including scheduling to ensure there is sufficient time for discussion; coordinating feedback to the Chairman on behalf of the independent directors; coordinating with the General Counsel of the Company to respond to shareholders who have addressed a communication to the independent directors; making himself available for shareholder communication, as appropriate (other independent directors may also participate in such communication at times); and handling any matters concerning an actual or potential conflict of interest involving any other director.

The Lead Independent Director meets separately with one or more of the Chief Executive Officer, the President, the Chief Financial Officer and the General Counsel approximately bi-weekly to discuss the business strategy of the Company in greater detail and provide additional guidance to such members of management. These meetings enable the Lead Independent Director to gain a deeper understanding of any matters being handled by management which should be brought to the attention of the entire Board of Directors or a committee thereof, as well as an opportunity to obtain additional information on any matters which the Lead Independent Director believes may otherwise be of interest to the other directors and to provide advice to the other directors regarding such matters. The Lead Independent Director is a member of each committee of the Board of Directors.

Shareholder Engagement. The Board of Directors oversees and regularly participates in an extensive, year-round shareholder engagement practice. In the months leading up to the filing of this Proxy Statement, we sought discussions with holders of more than approximately 74% of our shares and spoke with holders of more than approximately 34% of our shares (percentages based on the Company’s most recent filings). These discussions included members of Take-Two’s senior management team. Throughout these discussions, we sought shareholder feedback on the management agreement with ZelnickMedia, our executive compensation program, our Compensation Discussion and Analysis disclosure, and our use of equity as an incentive tool. Feedback from shareholders was generally positive on compensation and our enhanced disclosure in the 2014 proxy statement, with some of our shareholders inquiring about the reasons for choosing the particular metrics in our incentive plans, as well as how the Board of Directors thinks about and manages dilution from equity plans.

Risk Oversight. The Board of Directors exercises direct oversight of strategic risks to the Company. The Audit Committee reviews the Company’s policies for risk assessment and risk management relating to financial reporting and internal controls, as well as operational risk relating to digital and physical security, including security controls over customer data, and assesses steps management has taken to control such risks and exposures. The Compensation Committee oversees risks relating to compensation programs and policies. See “Risk Assessment of Overall Compensation Program.” The Governance Committee oversees operational risk relating to insurance and legal security. In each case management periodically reports to our Board of Directors or to the relevant committee, which provides guidance on risk appetite, assessment, and mitigation. Each committee charged with risk oversight reports to our Board of Directors on those matters.

Code of Business Conduct and Ethics. The Company has adopted a written Code of Business Conduct and Ethics that applies to directors, officers and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller and any person performing similar functions. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at “www.take2games.com” and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

Conflict of Interest Guidelines for Directors / Directors’ Code of Conduct. The Company has adopted a written Conflict of Interest Guidelines for Directors / Directors’ Code of Conduct that applies to directors of the Company. A copy of the Conflict of Interest Guidelines for Directors / Directors’ Code of Conduct is posted on the Company’s website at “www.take2games.com” and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

NON-BINDING ADVISORY VOTE TO APPROVE THE

COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

(Proposal 2)

In accordance with the SEC’s proxy rules, we are seeking approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” listed in the Summary Compensation Table (the “NEOs”) for fiscal year 2015, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosures. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This vote is commonly known as a “say on pay” advisory vote. The Board of Directors has adopted a policy providing for annual “say on pay” advisory votes.

The compensation of our NEOs is described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 15, which we encourage you to read for additional details on our executive compensation programs and compensation of our NEOs for fiscal 2015.

Our executive compensation programs are based on three core principles that are designed to motivate our NEOs to achieve annual financial and strategic objectives to enhance the profitability of the Company and create long-term shareholder value. The fiscal 2015 compensation of our NEOs reflected these core principles:

•	A significant portion of our NEOs’ compensation was based on the financial performance of the Company and therefore “at risk”;

•

The majority of each NEO’s total compensation was provided in the form of long-term equity, a significant portion of which was subject to stock price performance, to further align the interest of our NEOs and shareholders; and

•	The target total direct compensation package for each NEO was consistent with market practices for executive talent and each NEO’s individual experience, responsibilities and performance.

We believe that our compensation programs and policies for fiscal 2015 were consistent with our core compensation principles, provided an effective incentive for the achievement of positive results, aligned with shareholders’ interests, supported by strong compensation governance practices and worthy of continued shareholder support. Accordingly, we ask for our shareholders to indicate their support for the compensation paid to our NEOs by voting “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve the compensation of the named executive officers for fiscal year 2015, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosures as included in this Proxy Statement.”

Because your vote is advisory, the result will not be binding upon the Company. Although not binding, the Board of Directors values the opinions of our shareholders and will carefully review and consider the outcome of the vote, along with other relevant factors, in evaluating its compensation program for our NEOs.

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE FOREGOING RESOLUTION ON THE COMPENSATION OF THE NEOS IS IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NEOS, AS STATED IN THE ABOVE NON-BINDING RESOLUTION.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit its consolidated financial statements for its fiscal year ending March 31, 2016. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee’s appointment. If the shareholders do not ratify the appointment of Ernst & Young, the selection of independent registered public accounting firms may be reconsidered by the Audit Committee; provided, however, that the Audit Committee retains the right to continue to engage Ernst & Young. In addition, notwithstanding the ratification of Ernst & Young as the Company’s independent registered public accounting firm for the year ending March 31, 2016, the Audit Committee retains the right to replace Ernst & Young at any time without shareholder approval.

THE BOARD OF DIRECTORS BELIEVES THAT RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP IS IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ernst &Young has been the Company’s independent registered public accounting firm and has audited the Company’s financial statements since April 2006. The Company has been advised that representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services. The Audit Committee may delegate pre-approval authority to the chair or another member of the Audit Committee, in which case such approval must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit, audit-related, tax and other services provided by Ernst & Young for the recently completed fiscal year.

Independent Auditor Fee Information

The aggregate fees billed by Ernst & Young for fiscal 2015 and fiscal 2014 are set forth below. The Audit Committee believes that the services performed by Ernst & Young were compatible with maintaining Ernst & Young’s independence.

	3/31/2015	3/31/2014
Audit(1)	$3,579,642	$3,316,981
Audit-Related	2,500	2,500
Tax	728,875	629,340

Total	$4,311,017	$3,948,821

(1)	Includes quarterly reviews and audit of financial statements and internal control over financial reporting, statutory audits, services associated with registration statements and other SEC filings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended March 31, 2015

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended March 31, 2015 with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Auditing Standards No. 16, Communication With Audit Committees (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended March 31, 2015 filed by the Company with the SEC. The Audit Committee also has appointed Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016.

Submitted by the Audit Committee

of the Board of Directors:

Robert Bowman (Chair)

Michael Dornemann

Susan Tolson

Dated: July 28, 2015

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis section describes the material elements of our executive compensation program for fiscal 2015, including the Named Executive Officers (“NEOs”) as identified in the Summary Compensation Table and listed below:

Executive	Title
Strauss Zelnick	Executive Chairman and Chief Executive Officer
Karl Slatoff	President
Lainie Goldstein	Chief Financial Officer
Daniel Emerson	Executive Vice President and General Counsel
Seth Krauss	Former Executive Vice President and General Counsel

Mr. Krauss, our former General Counsel, departed from the Company in June 2014 to pursue another career opportunity and Mr. Emerson was appointed Executive Vice President and General Counsel on October 24, 2014. Messrs. Zelnick and Slatoff serve in their executive positions pursuant to a management agreement with ZelnickMedia, discussed below.

EXECUTIVE SUMMARY

Take-Two is a leading developer, publisher and marketer of interactive entertainment for consumers around the globe. Take-Two develops games and operates primarily through two wholly-owned labels—Rockstar Games and 2K.

•	Rockstar Games produces hit series such as Grand Theft Auto, Max Payne, Midnight Club, Red Dead and others.

•	2K produces hit series such as NBA 2K, BioShock, Borderlands, Mafia, Sid Meier’s Civilization, WWE 2K and others.

We generate financial returns for our shareholders by pursuing a strategy of capitalizing on the widespread popularity of interactive entertainment and by focusing on publishing a select number of high quality titles for which we can create sequels and build successful franchises. We also seek to complement our core release schedule with digitally delivered offerings designed to drive recurrent consumer spending, including virtual currency, add-on content and online games.

Our management team and creative talent in our wholly-owned labels, Rockstar Games and 2K, are essential to building and maintaining the strongest portfolio of intellectual property in the industry. Our compensation program is designed to reflect the importance of our creative talent, including through the use of equity awards to establish strong links between our creative teams and long-term value creation for shareholders.

Select Fiscal 2015 Performance Highlights

Take-Two delivered strong financial results in fiscal 2015 and continued to execute successfully on our strategy of developing a select number of high-quality titles that make us a leader in our industry. In fiscal 2015, Take-Two:

•	Achieved Non-GAAP net revenue of approximately $1.7 billion;

•

Achieved record Non-GAAP net revenue from digitally delivered content of $616 million, an increase of 42% over the prior year, including record recurrent consumer spending (virtual currency, add-on content and online games), which increased 45% year-over-year and accounted for 49% of Non-GAAP net revenue from digitally delivered content;

•	Delivered Non-GAAP net income per share of $1.98;

•	Generated cash provided by operating activities of $213 million;

•	Continued to strengthen our balance sheet:

•	$1.1 billion in cash and short-term investments as of March 31, 2015.

•	$100 million undrawn credit line.

•

Seamlessly launched one of the strongest and most diverse holiday lineups in the Company’s history, including Grand Theft Auto V for PlayStation 4 and Xbox One, NBA 2K15, WWE 2K15, Borderlands: The Pre-Sequel, and Sid Meier’s Civilization: Beyond Earth;

•

Grand Theft Auto V continued its positive momentum and is one of the most critically-acclaimed and commercially successful video games ever, with sell-in to date of more than 53 million units across PlayStation 4, PlayStation 3, Xbox One, Xbox 360 and PC;

•

NBA 2K15 achieved the strongest launch in the history of the series, with both record first week sell-in and sell-through across all platforms. NBA 2K has been the top-rated basketball video game for 15 consecutive years;

•	Added a new key franchise with the successful launch of Evolve; and

•	Realized a 16% increase in total shareholder return for fiscal 2015.

With our strong financial performance in fiscal 2015, and with the strategic steps management has taken over the past several years to strengthen our balance sheet, grow and diversify the Company’s franchise portfolio, and reduce costs, our expectation is that we will achieve non-GAAP profitability each year for the foreseeable future.

* FY 2010 represents an unaudited pro forma 12-month period ended March 31, 2010

** FY 2014 was a record year due to initial launch of Grand Theft Auto V

Refer to Annex A herein for a discussion of Non-GAAP financial measures and reconciliations of the Non-GAAP financial measures above to their most directly comparable GAAP measures.

Shareholder Outreach and Compensation Program Changes

As part of our regular governance practices, the Compensation Committee evaluates our compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate for our business. We value the feedback of our shareholders, as expressed through votes and direct communications, and annually submit our executive compensation programs to a non-binding shareholder advisory “say-on-pay” vote. At our Annual Meeting held in September 2014, our executive compensation program was approved by shareholders representing 96% of the votes cast on the proposal.

In response to shareholder feedback, as well as in consideration of market practices and our overarching compensation philosophy, the Compensation Committee made a number of changes in early fiscal 2015 to our executive compensation program. These changes included:

•

Eliminated the Non-GAAP EBITDA “catch-up” metric in the performance-based awards. Previously, performance-based equity vested on either achievement of share-price appreciation goals, or EBITDA goals if share price appreciation goals were not met. This change eliminates the secondary performance opportunity; awards will only vest based on share-price appreciation.

•

Adopted a relative TSR metric in the long-term incentive plan. The relative TSR metric replaces the previous absolute (i.e., Company specific) share price appreciation metric in our performance-based awards. Take-Two’s TSR performance will now be measured against the TSR performance of the companies comprising the NASDAQ Composite Index.

The Committee also negotiated a number of changes in the ZelnickMedia Management Agreement in fiscal 2014 as a result of shareholder feedback, as detailed under “ZelnickMedia Management Agreement” below.

To enhance our understanding of our shareholder’s perspectives, we maintain a regular shareholder outreach program. In the months leading up to the filing of this Proxy Statement, we reached out to our major shareholders, seeking discussions with holders of more than approximately 74% of our shares and speaking with holders of more than approximately 34% of our shares (percentages based on the Company’s most recent filings). These discussions included members of Take-Two’s senior management team. Throughout these discussions, we sought shareholder feedback on the management agreement with ZelnickMedia, our executive compensation program, our Compensation Discussion and Analysis disclosure, and our use of equity as an incentive tool. Feedback from shareholders was generally positive on compensation and our enhanced disclosure in the 2014 proxy statement, with some of our shareholders inquiring about the reasons for choosing the particular metrics in our incentive plans, as well as how the Board of Directors thinks about and manages dilution from equity plans.

ZelnickMedia Management Agreement

Executive Chairman and CEO Strauss Zelnick and President Karl Slatoff serve as executives of the Company under a management services agreement with ZelnickMedia, a partnership of private equity investors that focuses on the media and communications industry, of which they are partners. The Company first entered into a management services agreement with ZelnickMedia in 2007, and a new and amended agreement was put in place in 2011, which was originally anticipated to govern through May 31, 2015. On March 10, 2014, the Company and ZelnickMedia entered into a new management agreement (the “2014 Management Agreement”) that superseded the 2011 Management Agreement, under which ZelnickMedia will continue to provide management, consulting and executive level services to the Company through March 31, 2019.

The 2014 Management Agreement included several changes to address feedback the Board of Directors received from shareholders. These changes included:

•

Increased disclosure. Enhanced disclosure regarding the 2014 Management Agreement to provide greater transparency, including the establishment of individual fee caps paid by ZelnickMedia to Messrs. Zelnick and Slatoff for their services to Take-Two.

•

Transitioned from a front-loaded equity grant to an annual grant structure. Previous ZelnickMedia management agreements included an up-front equity grant at the commencement of the agreement. The 2014 Management Agreement provided a smaller equity grant at the time of signing on April 1, 2014 and provides the Compensation Committee the ability to grant additional annual equity awards in subsequent years, although the Compensation Committee is under no obligation to do so. The Compensation Committee elected to make an additional annual equity award to ZelnickMedia on May 20, 2015, as further described below.

•	Eliminated “catch-up” provision. Performance-based equity grant will be based solely on relative TSR and IP performance and will not include any TSR “catch-up” opportunity.

•	Lengthened the performance measurement period of performance-based equity. The relative TSR performance measurement period was increased from a one-year period to a two-year period.

•	Elimination of automatic annual fee increases. The annual fee provided in the 2014 Management Agreement will remain constant for the duration of the agreement.

•

New IP metric focuses attention on key strategic goals. Performance shares vest based on TSR and performance of (i) new interactive entertainment products and (ii) our major and generally most profitable products.

The Compensation Committee believes the Company’s management structure and relationship with ZelnickMedia has been critical to building the Company’s franchises, improving profitability and strengthening the balance sheet, and providing disciplined management. In 2007, the Company faced multiple investigations and significant litigation including shareholder lawsuits, as well as financial challenges, including limited cash (the Company ended fiscal 2007 with only $78 million in cash) and significant operating losses. In March 2007, shareholders then holding approximately 46% of our outstanding shares of common stock negotiated the management agreement with ZelnickMedia on our behalf and, after their election at the 2007 annual meeting of shareholders, the Board of Directors of the Company approved the execution of the management agreement by the Company.

Since that time, the Company has been transformed from single franchise dependency into a diverse, financially strong, global interactive entertainment enterprise. The Company has launched eight new hit franchises since 2007 and has 10 franchises with individual titles that have sold-in to retail more than 5 million units each. The Company has also expanded geographically, in digital distribution and with new business models.

As part of its regular governance practices, the Board of Directors continuously reviews the relationship with ZelnickMedia to ensure that it remains the right management structure for the Company and our shareholders. At least annually, the Compensation Committee conducts interviews on a confidential basis with all direct reports to Messrs. Zelnick and Slatoff, and other members of management, to seek feedback on the performance of the ZelnickMedia executives and to evaluate the effectiveness of the ZelnickMedia relationship broadly. The Compensation Committee’s feedback from these 360-degree interviews is then discussed at executive sessions of independent board members. This feedback was taken into consideration during the most recent ZelnickMedia management agreement negotiation process. The Lead Independent Director also engages routinely with members of the executive team, including non-ZelnickMedia members of management, on an approximately bi-weekly basis.

NEO Compensation Structure and Pay-for-Performance Principles

The Compensation Committee of Take-Two has developed compensation programs and arrangements designed to place a significant portion of our executives’ compensation at risk based on Company performance. Equity awards are a key element in the compensation of our executives, as well as creative talent throughout the organization. The Compensation Committee believes equity awards create strong linkage between our executives and the long-term performance of our Company as well as the interest of our shareholders.

Compensation of Mr. Zelnick and Mr. Slatoff

Mr. Zelnick and Mr. Slatoff serve in their executive roles at Take-Two under the Management Agreement with ZelnickMedia. Mr. Zelnick and Mr. Slatoff are compensated directly by ZelnickMedia and not Take-Two (except for $1 received annually by each of Mr. Zelnick and Mr. Slatoff from Take-Two to provide them the opportunity to receive certain health and other plan benefits). To provide greater disclosure and fuller understanding of the compensation received by Messrs. Zelnick and Slatoff individually, the 2014 Management Agreement includes a requirement that no more than 60 percent of the compensation the Company pays to ZelnickMedia shall be received by or conveyed to Mr. Zelnick, and no more than 40 percent of the compensation the Company pays to ZelnickMedia shall be received by or conveyed to Mr. Slatoff (or other such employee of ZelnickMedia that serves as President of the Company). See “Certain Relationships and Related Transactions—Management Agreement” for additional detail.

The 2014 Management Agreement emphasizes performance-based, at-risk compensation and equity with multi-year vesting, to ensure it is closely aligned with the compensation of other Take-Two executives, the performance of the Company and the interests of our shareholders. Performance measures are designed to be challenging but achievable.

Our Compensation Committee establishes the annual incentive fee based solely on performance against a budgeted Non-GAAP EBITDA goal set at the beginning of each fiscal year; there is no discretionary element. The Compensation Committee uses the same specific Non-GAAP EBITDA goal in our internal executive pay program. We believe Non-GAAP EBITDA focuses our executives on operating growth and profitability. The 2014 Management Agreement provides for an absolute cap on the annual incentive opportunity. Non-GAAP EBITDA goals were met in the last three fiscal years, but were not met in fiscal 2012, and as a result there was no annual incentive fee for that year.

The long-term incentive includes performance-based shares that vest based on TSR performance, “New IP” performance and “Major IP” performance as indicated in the table below. Relative TSR performance aligns the interests of ZelnickMedia and our executives with our shareholders generally. We seek to incentivize strong sales performance of “New IP” (new interactive entertainment products) to foster creation of additional strong franchises. The “Major IP” category is broader, including existing interactive entertainment products and products derived from existing products, as well as new products, as we seek to build on our major, most profitable franchises.

While we believe the short-term and long-term incentives are balanced to help incentivize optimal performance, we also note that there is no duplication in use of performance metrics between short-term and long-term programs.

The following table summarizes the compensation components of the 2014 Management Agreement:

Compensation Component	% Linked to Performance	Delivery Form	Performance Link
Annual Base Fee	N/A	Cash	N/A

Annual Incentive	100%	Cash	Non-GAAP EBITDA(1)

Long-Term Incentive (Equity Grants)	55% at target 71% at maximum	Time-Based Awards(2)	N/A
		Performance-Based Awards	75%: Relative TSR Performance(3) 12.5%: New IP Performance(4) 12.5% Major IP Performance(5)

(1)	The annual incentive is awarded based solely on the financial performance metric; there is no individual performance element. The below table describes the payout schedule for the annual incentive opportunity based on achievement of Non-GAAP EBITDA (with payouts being prorated on a straight-line basis between the amounts listed below based on the actual percentage of Non-GAAP EBITDA target obtained):

Percentage of Non-GAAP EBITDA Target Obtained	Amount of Annual Bonus
80% or less	Zero
90%	$1,188,000
100%	$2,376,000
110%	$2,885,143
120%	$3,394,286
130%	$3,846,857
140%	$4,299,429
150%	$4,752,000
Above 150%	$4,752,000

(2)	Time-based awards will vest on April 1, 2016 for the grant made on April 1, 2014 and will vest on April 1, 2017 for the grant made on May 20, 2015, in each case provided that the 2014 Management Agreement has not been terminated prior to such date.

(3)	Relative TSR performance-based vesting is a function of the Company’s total shareholder return during the performance period, as compared to the total shareholder return generated by the Company’s peer group, which consists of the companies that comprise the NASDAQ Composite Index on the date of grant. We use the NASDAQ Composite Index for this purpose, rather than a narrow peer group, given the small size of our public company peer group and the stock price volatility of those peers. The below table describes the vesting schedule for the performance-based equity based on achievement of relative TSR over a two-year performance period:

TSR Percentile Rank	TSR Vesting Percentage
Less than 40th Percentile	0% of target shares
40th Percentile	50% of target shares
50th Percentile	100% of target shares
75th Percentile	200% of target shares

(4)	New IP performance-based vesting is a function of the revenue generated by sales performance or the number of units “sold-in” (sell-in performance) with respect to certain releases of New IP during the performance period. New IP consists of new interactive entertainment products that are commercially released on or after April 1, 2014. Whether vesting is based on sales performance or sell-in performance depends on whether the New IP that is released constitutes a regular price, reduced price, or other type of interactive entertainment product. In any case, the vesting percentage applicable to the New IP performance-based shares will be determined by comparing the Company’s performance against the pre-determined performance criteria set out in the RU Agreement (as defined below under “Certain Relationships and Related Transactions—Management Agreement”).
(5)	Major IP performance-based vesting is a function of the sales performance or the sell-in performance with respect to certain releases of Major IP during the performance period. Major IP consists of New IP, existing interactive entertainment products that were commercially released prior to April 1, 2014, and products that are derived from such existing products, in any case that are released on or after April 1, 2014. This metric underscores and promotes our long-term strategy of building game franchises through game sequels. Whether vesting is based on sales performance or sell-in performance depends on whether the Major IP that is released constitutes a regular price, reduced price, or other type of interactive entertainment product. In any case, the vesting percentage applicable to the Major IP performance-based shares will be determined by comparing the Company’s performance against the pre-determined performance criteria set out in the RU Agreement.

Compensation of Other Named Executive Officers

Our other NEOs in fiscal 2015, who were Ms. Goldstein, Mr. Emerson and, before his resignation, Mr. Krauss, were compensated through three primary components: base salary, annual incentives and long-term incentives. The majority of Ms. Goldstein’s and Mr. Emerson’s compensation was performance-based and weighted toward long-term incentives. Mr. Krauss departed from the Company in June 2014 to pursue another career opportunity and therefore forfeited and did not receive any performance-based or long-term incentive compensation in fiscal 2015. In early fiscal 2015, the Compensation Committee made several enhancements to the compensation structure of NEOs based on shareholder feedback. These changes are detailed in the section above, “Shareholder Outreach and Compensation Program Changes.”

The compensation structure for NEOs in fiscal 2015 was as follows:

Compensation Component	% Linked to Performance	Delivery Form	Performance Link
Annual Base Salary	N/A	Cash	N/A

Annual Incentive	100%	Cash	Non-GAAP EBITDA

Long-Term Incentive (RSUs)	66.7% at target(1) 80% at maximum(1)	Time-Based Awards(2)	N/A
		Performance-Based Awards(3)	Relative TSR
(1)	Mr. Emerson received his grant of restricted stock units for fiscal 2015 in July 2014, prior to being appointed as General Counsel and an executive officer of the Company. The percentage of such award linked to performance is 50% at target and 66.7% at maximum.
(2)	Time-based awards will vest in three equal annual installments commencing in the year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant.
(3)	Performance-based awards that are earned (based on relative TSR performance over a two-year performance period, determined in the same manner as under the 2014 Management Agreement, as described above) will vest in two equal annual installments commencing in the second year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant. For example, the grant of restricted stock units made to Ms. Goldstein on September 23, 2014 vests 50% on May 27, 2016 and 50% on May 27, 2017.

Structural Pay and Performance Alignment for All NEOs

Our NEOs receive a mix of compensation that is appropriately weighted towards at-risk pay in the form of annual incentives and long-term incentives. The Compensation Committee believes this creates strong alignment with the Company’s stated compensation philosophy of providing compensation commensurate with individual and corporate performance. The majority of incentive compensation is also delivered in the form of equity, which provides strong alignment between executives’ incentives and the interests of our shareholders. ZelnickMedia’s compensation under the 2014 Management Agreement is also weighted towards at-risk compensation, as ZelnickMedia’s compensation consists of: (1) restricted stock units, of which 55% vest subject to the satisfaction of performance criteria, and (2) cash compensation, with 60% of the maximum aggregate cash compensation in the form of an annual incentive based upon the Company’s performance.

The following chart illustrates the compensation mix, based on maximum compensation opportunities, under the 2014 Management Agreement and for current NEOs.

Fiscal 2015 Variable Compensation Targets and Performance Achievement

Annual and long-term incentives for ZelnickMedia and our NEOs (other than Messrs. Zelnick and Slatoff) are based on measurable financial and share price performance metrics. The following tables summarize the company-wide targets and actual results for both NEO and ZelnickMedia performance-based compensation paid in fiscal 2015.

ZelnickMedia’s 2015 Variable Compensation Targets and resulting Fiscal 2015 Performance Achievements:

Incentive Component	Financial Performance Metrics	2015 Performance Threshold	2015 Performance Target	2015 Performance Maximum	2015 Actual Performance
Annual Incentive	Non-GAAP Budgeted EBITDA	>$110.4 million	$138 million	$207 million	$328.5 million

Performance- Based Restricted Stock Units (Fiscal 2015 Grant)	Relative TSR	40th Percentile	50th Percentile	75th Percentile	N/A: Relative TSR is measured over two year period ending April 1, 2016

Other NEOs’ 2015 Variable Compensation Targets and resulting Fiscal 2015 Performance Achievements:

Incentive Component	Financial Performance Metrics	2015 Performance Threshold	2015 Performance Target	2015 Performance Maximum	2015 Actual Performance
Annual Incentive	Non-GAAP Budgeted EBITDA	>$110.4 million	$138 million	$207 million	$328.5 million

Performance- Based Restricted Stock Units	Relative TSR	40th Percentile	50th Percentile	75th Percentile	N/A: Relative TSR is measured over two year period ending April 1, 2016

Highlights of Compensation Governance Practices

Take-Two maintains strong compensation governance practices that support our pay-for-performance principles and align management incentives with the interests of our shareholders. We have adopted a number of “best practices” with respect to executive compensation, including:

✓	A clawback policy applicable to NEOs, including those under the 2014 Management Agreement with ZelnickMedia.

✓	Incentive caps on annual bonuses to NEOs.

✓	Anti-hedging policy strengthened and anti-pledging policy implemented in fiscal 2015.

✓	Double trigger acceleration of vesting on a change in control for future grants made under an equity plan.

✓	Strong stock ownership requirements (5x for CEO/Chairman and President; 3x for other NEOs; and 5x annual cash retainer for directors).

✓	Equity incentive plan provisions that prohibit re-pricing of stock options without shareholder approval.

✓	Limited perquisites.

✓	No tax gross ups in respect of any excise taxes on parachute payments.

✓	Annual compensation risk assessment for employee plans.

✓	Retention of independent compensation consultants by the Compensation Committee.

✓	Balanced compensation approach between short- and long-term incentive opportunities.

DETAILED DISCUSSION AND ANALYSIS

The main body of this Compensation Discussion and Analysis provides details on the principles and objectives of our executive compensation program and the Compensation Committee’s key fiscal 2015 compensation-related decisions. This section is organized into the following categories:

I.	Objectives and Philosophy of Executive Compensation

II.	Compensation to Executive Chairman and CEO and President

III.	Other NEO Compensation

IV.	Competitive Market Positioning

V.	Principal Elements of Executive Compensation

VI.	Operation of the Compensation Committee

VII.	Compensation Governance Practices

Objectives and Philosophy of Executive Compensation

Our executive compensation program is designed to drive Take-Two’s mission of producing strong financial results for its shareholders by pursuing a strategy of capitalizing on the widespread popularity of interactive entertainment. We focus on publishing a select number of high quality titles for which we can create sequels and build successful franchises. To achieve this, it is critical that we have the resources available to attract and retain executives who are committed to creativity, efficiency and innovation.

Accordingly, the Compensation Committee has established a compensation plan for our NEOs that is designed to:

•	Enhance the profitability of the Company and drive shareholder value creation;

•	Link a significant portion of compensation to the Company’s long-term financial and stock price performance, thereby creating long-term shareholder value;

•	Attract, motivate, and retain highly qualified individuals;

•	Reward each NEO’s contribution to the Company’s profitability and growth; individual initiative, leadership and achievements; and management of risks; and

•	Motivate NEOs to build a career at the Company and to contribute to our future success.

The Company seeks to provide competitive compensation that is commensurate with performance and integrates individual efforts, Company and business unit results, and financial rewards. Accordingly, a significant portion of the total compensation paid to NEOs is placed at risk through annual and long-term incentives, which combination of incentives is designed to align the performance of NEOs and the Company’s annual operating objectives and earnings performance with long-term shareholder value creation.

Our compensation program’s design, in particular the use of equity awards as a key incentive element, establishes strong links between our creative teams and long-term value creation for shareholders. Our compensation program reflects the importance of creative talent to our business and enables us to retain and incentivize these groups. As a result of the importance we place on equity incentives, Take-Two may have higher equity usage for share plans than some of our peers. The Board of Directors periodically authorizes share repurchases when such actions are in the best interests of the shareholders; these repurchases directly reduce the number of the Company’s outstanding shares.

Compensation to Executive Chairman and CEO and President

Take-Two has had a long-standing management relationship with ZelnickMedia, under which ZelnickMedia provides executive management and other services to Take-Two. This relationship was first established in 2007 and has been maintained, with a number of amendments and restatements, since that time. Our Executive Chairman and CEO, Strauss Zelnick, and our President, Karl Slatoff, serve in their current roles pursuant to the 2014 Management Agreement with ZelnickMedia. Mr. Zelnick has been our Executive Chairman since 2008 and our CEO since 2011. Mr. Slatoff has been our President since May 2013 and previously served in other executive roles at the Company.

On March 10, 2014, the Company and ZelnickMedia entered into the 2014 Management Agreement, effective April 1, 2014 which superseded the prior 2011 Management Agreement. The 2014 Management Agreement emphasizes performance-based, at-risk compensation and equity with multi-year vesting, to ensure it is closely aligned with the compensation of other Take-Two executives, the performance of the Company and the interests of our shareholders. Fees and incentives paid to ZelnickMedia during fiscal 2015 are detailed below under “Fiscal 2015 Fees and Incentives to ZelnickMedia.”

The target compensation opportunity for ZelnickMedia under the 2014 Management Agreement considered the Company’s need for a senior leadership team that can provide financial and technology acumen as well as management of creative talent. This is a unique combination of skills that creates a limited pool of candidates, and has resulted in the Board of Directors’ decision to provide a competitive compensation opportunity for ZelnickMedia. However, this compensation opportunity is contingent on achieving superior performance.

Services Provided by ZelnickMedia

The provisions of the 2014 Management Agreement establish the payments and benefits to which ZelnickMedia is entitled as consideration for providing certain services. These services include:

•	Executive management and leadership delivered through the services of Executive Chairman and CEO Strauss Zelnick and President Karl Slatoff.

•	Resources of other ZelnickMedia partners that may provide services and advice to the Company on an as-needed basis.

•	First access to certain deal opportunities as they are identified by ZelnickMedia.

•	Elevated market positioning due to the industry relationships of ZelnickMedia.

The Board of Directors and Compensation Committee believe that the services provided by ZelnickMedia, inclusive of the services of Mr. Zelnick and Mr. Slatoff, are a competitive advantage to Take-Two. The Board of Directors and the Compensation Committee regularly evaluate the relationship with ZelnickMedia to ensure it is still the appropriate management structure for the Company. To facilitate this review:

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At least annually, the Compensation Committee interviews a broad spectrum of Company management to seek feedback on the performance of Mr. Zelnick and Mr. Slatoff and the relationship with ZelnickMedia, generally.

•	Feedback from Company management is discussed in executive sessions of the Board of Directors.

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The Lead Independent Director meets with members of the senior management team on an approximately bi-weekly basis to discuss the business strategy of the Company in greater detail and provide additional guidance to such members of management.

Fiscal 2015 Fees and Incentives to ZelnickMedia

During fiscal 2015, in accordance with the 2014 Management Agreement, ZelnickMedia received an annual management fee, had the opportunity to receive an annual performance-based incentive, the payment of which is linked solely to an objective company performance measure, and received a long-term incentive equity grant in a combination of time-based vesting restricted stock units and performance-based vesting restricted stock units.

Compensation to ZelnickMedia in fiscal 2015 under the 2014 Management Agreement is summarized below:

Annual Management Fee	Annual Incentive Compensation	Stock Award	Total Compensation
$2,970,000(1)	$4,752,000(2)	$8,600,000(3)	$16,322,000(4)

(1)	Fixed annual fee per 2014 Management Agreement.
(2)	Non-GAAP EBITDA achieved was greater than 150% of budgeted target. As a result, ZelnickMedia earned the maximum annual incentive.
(3)	Grant made on April 1, 2014 and amount assumes that the target TSR performance and sales performance in connection with releases of New IP and Major IP vesting criteria for the performance-based restricted stock units are met.
(4)	The total compensation to ZelnickMedia in fiscal 2014 was $6,365,400. The significant increase in total compensation between fiscal 2014 and 2015 is primarily attributable to the equity grant to ZelnickMedia in fiscal 2015 and the fact that there was no equity grant to ZelnickMedia in fiscal 2014. Under the 2011 Management Agreement, ZelnickMedia received a single, up-front equity award at the commencement of that agreement, which was intended to cover multiple years; under the 2014 Management Agreement, the Company, in its discretion, may grant additional equity awards to ZelnickMedia annually over the course of the term of the 2014 Management Agreement. The Compensation Committee elected to make an additional annual equity award to ZelnickMedia on May 20, 2015, as further described below.

2014 ZelnickMedia Management Agreement

As previously noted, on March 10, 2014, the Company and ZelnickMedia entered into the 2014 Management Agreement, effective April 1, 2014, which superseded the prior 2011 Management Agreement. For a full description of the 2014 Management Agreement, refer to “Certain Relationships and Related Transactions—Management Agreement.”

Compensation of Mr. Zelnick and Mr. Slatoff

Under the 2014 Management Agreement, Mr. Zelnick may not receive more than 60% of the aggregate compensation paid to ZelnickMedia and Mr. Slatoff may not receive more than 40% of the aggregate compensation paid to ZelnickMedia. ZelnickMedia and the Compensation Committee incorporated these individual caps into the 2014 Management Agreement to provide greater transparency with respect to the maximum compensation payable to Messrs. Zelnick and Slatoff. Beyond this provision, the allocation of any revenues of ZelnickMedia among its principals is not set forth in the 2014 Management Agreement or determined by means of any process in which the Company participates. In connection with their provision of services to the Company pursuant to the 2014 Management Agreement, the actual amount of compensation received by Messrs. Zelnick and Slatoff is determined in the sole discretion of ZelnickMedia.

Mr. Zelnick and Mr. Slatoff both receive $1 annually in compensation from the Company, to provide them the opportunity to receive certain health and other plan benefits, the value of which is described in the Summary Compensation Table below. Mr. Slatoff receives his $1 of annual compensation pursuant to an employment agreement entered into with the Company in February 2008, the terms of which are described under “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements—Employment Agreements—Karl Slatoff” below.

Fees and Incentives to ZelnickMedia under 2014 Management Agreement

Under the 2014 Management Agreement, fees and incentives paid to ZelnickMedia are comprised of the following:

•	Monthly fee of $247,500 ($2,970,000 annually); this fee is frozen for the full five-year term of the agreement.

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Annual bonus opportunity ranging from $0 to $4,752,000, based solely on the Company’s Non-GAAP EBITDA performance versus pre-established goals; the maximum level is frozen for the full five-year term of the agreement.

•	As a result of the Company’s outstanding Non-GAAP EBITDA performance for fiscal 2015, ZelnickMedia received the maximum bonus of $4,752,000 for fiscal 2015.

•	Equity grant, which was made on April 1, 2014. This grant consisted of:

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178,654 time-based restricted stock units, with the number of such units based on $3,850,000 divided by the Company’s 10-day average closing share price prior to the grant date, which vest on April 1, 2016.

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440,836 performance-based restricted stock units (representing the maximum number of performance-based restricted stock units), with the target number of units of 220,418 based on $4,750,000 divided by the Company’s 10-day average closing share price prior to the grant date. Performance will be measured over the two-year period ending on April 1, 2016, with units vesting subject to the following pre-defined performance criteria:

•	75% of performance-based restricted stock units are based on relative TSR performance; and

•	25% of performance-based restricted stock units are based on sales performance in connection with releases of New IP and Major IP.

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The Compensation Committee has the ability to make future annual equity grants under the provisions of the 2014 Management Agreement, but the Compensation Committee is under no obligation to make additional equity grants.

•	In May 2015, the Compensation Committee granted ZelnickMedia an equity grant, with the amount based substantially on peer benchmarking. The equity grant consisted of:

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151,575 time-based restricted stock units, with the number of such units based on $3,850,000 divided by the Company’s 10-day average closing share price prior to April 1, 2015, which vest on April 1, 2017.

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374,016 performance-based restricted stock units (representing the maximum number of performance-based restricted stock units), with the target number of units of 187,008 based on $4,750,000 divided by the Company’s 10-day average closing share price prior to April 1, 2015. Performance will be measured over the two-year period ending on April 1, 2017, with units vesting subject to the following pre-defined performance criteria:

•	75% of performance-based restricted stock units are based on relative TSR performance; and

•	25% of performance-based restricted stock units are based on sales performance in connection with releases of New IP and Major IP.

For illustrative purposes only, assuming that ZelnickMedia allocated the maximum 60% of the payments under the 2014 Management Agreement to Mr. Zelnick and the maximum 40% of the payments under the 2014 Management Agreement to Mr. Slatoff, the compensation set forth above to Messrs. Zelnick and Slatoff under the 2014 Management Agreement would be as follows:

	Minimum	Target	Maximum
	• >80% EBITDA Goal • >40th Percentile Relative TSR • Min IP Goal	• 100% EBITDA Goal • 50th Percentile Relative TSR • Target IP Goal	• 150% EBITDA Goal • 75th Percentile Relative TSR • Max IP Goal
Annual Management Fee	$2,970,000	$2,970,000	$2,970,000
Annual Incentive Metric: EBITDA	$0	$2,376,000	$4,752,000
Restricted Stock Units	$3,850,000	$3,850,000	$3,850,000
Performance-Based Shares Metrics: TSR and IP Performance	$0	$4,750,000	$9,500,000
Total Compensation Opportunity	$6,820,000	$13,946,000	$21,072,000

Maximum Opportunity at Each Performance Level
Strauss Zelnick	$4,092,000	$8,367,600	$12,643,200
Karl Slatoff	$2,728,000	$5,578,400	$8,428,800

Historically, the targets set by the Board of Directors in ZelnickMedia management agreements have been sufficiently challenging that payouts to ZelnickMedia have varied. For example, Non-GAAP EBITDA goals were not met in fiscal 2012, and as a result there was no annual incentive fee for that year.

Other NEO Compensation

Other NEOs for fiscal 2015 were Ms. Goldstein, our Chief Financial Officer, Mr. Emerson, our Executive Vice President and General Counsel and Mr. Krauss, our former Executive Vice President and General Counsel. Mr. Krauss departed from the Company in June 2014 to pursue another career opportunity and therefore only received approximately three months of base salary and did not receive a cash bonus or any performance-based or long-term incentive compensation in fiscal 2015. Pay opportunities for specific individuals vary based on a number of factors, such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation and the mix of such compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operational goals and the creation of shareholder value. The Compensation Committee believes that each of the compensation packages to Ms. Goldstein and Mr. Emerson are within the competitive range of practices when compared to the objective comparative data.

Ms. Goldstein

In September 2012, the Company entered into an amended employment agreement with Ms. Goldstein, which provides for an annual base salary, annual cash bonus, and long-term incentive compensation opportunities. The details of Ms. Goldstein’s employment agreement are discussed below under “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements—Employment Agreements—Lainie Goldstein.”

Ms. Goldstein’s fiscal 2015 target compensation was comprised of:

•	Base salary of $650,250.

•	Target annual cash bonus opportunity equal to 70% of base salary ($455,175), subject to Non-GAAP EBITDA performance.

•	Target equity incentive opportunity of $1,050,000, two-thirds of which was subject to performance vesting.

As a result of the Company’s outstanding Non-GAAP EBITDA performance for fiscal 2015, Ms. Goldstein received a maximum cash bonus for such period of $910,350. As discussed below under “Principal Elements of Executive Compensation—Long-Term Equity Incentives,” in June 2015, Ms. Goldstein received an equity award based on a value of $1,050,000, which was granted in recognition of her performance during fiscal 2015.

Mr. Emerson

In January 2015, the Company entered into an employment agreement with Mr. Emerson, effective as of October 24, 2014, which provides for an annual base salary, annual cash bonus, and long-term incentive compensation opportunities. The details of Mr. Emerson’s employment agreement are discussed below under “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements—Employment Agreements—Daniel Emerson.”

Mr. Emerson’s fiscal 2015 target compensation was comprised of:

•	Base salary of $435,000.

•	Target annual cash bonus opportunity equal to 50% of base salary ($217,500), subject to Non-GAAP EBITDA performance.

•	Target equity incentive opportunity of $1,050,000, two-thirds of which was subject to performance vesting.

As a result of the Company’s outstanding Non-GAAP EBITDA performance for fiscal 2015, Mr. Emerson received a maximum cash bonus for such period of $299,063. As discussed below under “Principal Elements of Executive Compensation—Long-Term Equity Incentives,” in June 2015, Mr. Emerson received an equity award based on a value of $1,050,000, which was granted in recognition of his performance during fiscal 2015.

Competitive Market Positioning

The Compensation Committee determines pay levels for our NEOs based on a number of factors, including the individual’s role and responsibilities within the Company, the individual’s experience and expertise, historical compensation actually realized by the individual, pay levels in the marketplace for similar positions, and performance of the individual and the Company as a whole. In determining pay levels, the Compensation Committee considers all forms of compensation and benefits, including the mix thereof.

After consideration of data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding each individual NEO’s target total compensation opportunity based on the need to attract, motivate and retain an experienced and effective management team.

Each year, the Compensation Committee reviews and approves the peer group companies that are used to evaluate competitive market compensation. In doing so, the Compensation Committee seeks to approve a peer group that is representative of the sector in which we operate, and includes companies with similar revenue and market capitalization as Take-Two.

Fiscal 2015 Peer Group

The peer group used to evaluate competitive market compensation of NEOs for fiscal 2015 was composed of the following 16 companies:

Videogame	Internet & Technology		Entertainment & Leisure
• Activision Blizzard Inc. • Electronic Arts Inc. • Zynga Inc.	• Autodesk Inc. • Fair Isaac Corporation • IAC/InterActiveCorp • Mentor Graphics Corporation	• Nuance Communications, Inc. • Red Hat, Inc. • Rovi Corporation • WebMD Health Corp.	• AMC Networks, Inc. • DreamWorks Animation SKG, Inc. • Hasbro, Inc. • Lions Gate Entertainment Corp. • Scholastic Corporation

This peer group is the same as the peer group analyzed for our fiscal 2014 incentive program, except that three companies were removed from the peer group (Adobe Systems, Intuit and JAKKS Pacific) due to size concerns (i.e., revenue and market capitalization), and three companies were added to the group (AMC Networks, IAC/InterActiveCorp and Zynga) because each of those companies is more comparably-sized to the Company and is engaged in entertainment or other consumer content businesses similar to the Company’s business.

Fiscal 2016 Peer Group

Peer groups require periodic review for fit to ensure that the peer framework continues to provide an appropriate benchmark for executive pay levels and other policies and practices. As such, to support development of our incentive program for the fiscal year ending March 31, 2016, Frederic W. Cook & Co., Inc. performed a peer group analysis in June 2015. After reviewing the findings of this analysis, the Compensation Committee concluded that the peer group used for fiscal 2015 continues to provide an appropriate benchmark for competitive pay analyses for fiscal 2016, and thus no changes were made for fiscal 2016.

While the Compensation Committee believes that this peer group consists of those companies for which executive compensation information is publicly available that are most comparable to the Company, the Compensation Committee understands that Take-Two has a limited number of direct competitors in the videogame industry and that many of the Company’s competitors are either privately held and/or incorporated in foreign jurisdictions which do not require public disclosure of executive compensation. This dynamic creates added challenges when constructing a statistically reliable set of peers and requires that the Company expand its pool of potential peer companies to those that are tangentially related to the Company (i.e., internet and technology, and entertainment and leisure companies) and with which the Company may not compete directly to attract and retain talent. While imperfect, the Compensation Committee continues to believe the peer group selected is representative of the sector in which the Company operates, and includes companies with similar revenue and market capitalization as Take-Two.

Target Determinations

The Compensation Committee annually reviews total NEO compensation as compared to competitive market data. For purposes of calculating annual target compensation for any fiscal year, the Compensation Committee includes annual base salary, annual target cash bonus, annual target long-term incentive compensation and any special awards.

In connection with the Company entering into an employment agreement with Mr. Emerson in January 2015, the Compensation Committee determined and approved the targeted total compensation for Mr. Emerson, which consists of an annual base salary, annual cash bonus, and long-term incentive compensation opportunities.

Ms. Goldstein’s and Mr. Emerson’s annual pay targets in fiscal 2015 are both below the median of the peer group used by the Company in considering executive compensation.

Principal Elements of Executive Compensation

The following describes compensation processes and programs with respect to the NEOs other than the Executive Chairman and CEO and the President.

Pay Elements—Overview

Executive compensation for our NEOs consists of the following elements:

Direct Compensation Elements	Indirect Compensation Elements
Base Salary	Other Compensation/Employee Benefits

Annual Cash Incentive	Severance and Change in Control Protection

Long-Term Equity Incentives

Base Salary

The base salary component is intended to provide fixed pay that takes into account an NEO’s role and responsibilities, experience, expertise, marketplace comparables and individual performance, and although established by the NEOs’ employment agreements, is subject to annual review by the Compensation Committee, including for discretionary year-to-year increases. Ms. Goldstein’s base salary increased from $637,500 to $650,250 in fiscal 2015 because, as discussed below under “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements,” the amended employment agreement with Ms. Goldstein provides for an automatic, annual cost of living increase in base salary of 2% each year commencing on and after April 1, 2013, which was consistent with the average Company-wide increase in base salary.

Annual Cash Incentive

The Compensation Committee has the authority to award annual performance-based cash bonuses to the NEOs pursuant to their employment agreements with the Company. The Compensation Committee believes that an annual performance-based bonus opportunity provides the incentives necessary to retain our NEOs and reward them for their attainment of the Company’s business goals. In fiscal 2015, Ms. Goldstein and Mr. Emerson were eligible to receive an annual cash bonus pursuant to the terms of their employment agreements.

Pursuant to her amended employment agreement, Ms. Goldstein’s target contractual bonus ranges from 0% to 140% of base salary. Annual bonus targets are set at 70% of base salary, so achievement of 100% of the Company’s target Non-GAAP EBITDA would result in a bonus of 70% of base salary. Maximum bonus amounts are capped at 140% of base salary.

Pursuant to his employment agreement, Mr. Emerson is entitled to a target bonus equal to 50% of base salary. The maximum bonus amount was capped at 137.5% of his target bonus amount in fiscal 2015 and is capped at 150% of his target bonus amount in fiscal 2016.

Annual bonus awards for Ms. Goldstein and Mr. Emerson are performance-based and primarily dependent on achievement of budgeted Non-GAAP EBITDA over the applicable fiscal year. Budgeted Non-GAAP EBITDA targets are pre-determined at the beginning of the applicable fiscal year and EBITDA is calculated using Non-GAAP net income recorded for the Company, adding back interest, depreciation, amortization and tax expenses. The Compensation Committee believes that using budgeted Non-GAAP EBITDA as the core performance metric in the annual bonus design represents an appropriate measure of the Company’s performance and an appropriate way to align NEOs’ short-term incentives with our shareholders’ interests.

Bonus amounts for Ms. Goldstein are a function of Non-GAAP EBITDA relative to target, as set forth in the following table:

Non-GAAP EBITDA Achievement	Annual Bonus
Less than 80% of the budget	No bonus earned
80% - 100% of the budget	0% - 70% of base salary
100% - 120% of the budget	70% - 100% of base salary
120% - 150% of the budget	100% - 140% of base salary
Greater than 150% of the budget	Capped at 140% of base salary

Budgeted Non-GAAP EBITDA for fiscal 2015 was $138 million and the Company achieved actual Non-GAAP EBITDA of $328.5 million. This Non-GAAP EBITDA achievement was greater than 150% of the budgeted Non-GAAP EBITDA of $138 million, and therefore, Ms. Goldstein received an annual cash bonus for such period at 140% of base salary.

Bonus amounts for Mr. Emerson are based on a target equal to 50% of base salary, but because the actual Non-GAAP EBITDA of $328.5 million for fiscal 2015 was significantly greater than the budgeted Non-GAAP EBITDA of $138 million for fiscal 2015, the Company awarded Mr. Emerson a maximum annual cash bonus for such period equal to 137.5% of his target bonus amount (or 68.75% of his base salary).

Long-Term Equity Incentives

We believe that equity-based awards are an important factor in aligning the long-term financial interests of the NEOs and certain other employees of the Company with its shareholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. Equity-based awards are generally granted to new key employees on a quarterly basis following the commencement of employment and to existing key employees on an annual basis and following a significant change in job responsibilities or to meet other special retention objectives.

Our compensation program design, in particular the use of equity awards as a key incentive element, establishes strong links between our creative teams and long-term value creation for shareholders. Our long-term equity incentive program reflects the importance of creative talent to our business and allows for Take-Two to retain and incentivize key talent.

All grants made to employees, including the NEOs, are approved by the Compensation Committee and issued during the 45-day period following the Company’s filing with the SEC of our next quarterly report on Form 10-Q or the 30-day period following the Company’s filing of our next annual report on Form 10-K, as applicable. The current outstanding awards granted to our NEOs were made under the Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan (as amended, the “2009 Plan”), which is discussed further in “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements.”

The Company generally uses a mix of time-based and performance-based vesting for NEO long-term equity incentive grants because each serves a different purpose. Time-based vesting awards emphasize the retention of skilled executives, while performance-based vesting awards support the goal of retention as well as alignment of the executives’ incentives with the interests of the Company’s shareholders.

NEO Long-Term Incentives Awarded in Fiscal 2015

In July 2014, the Compensation Committee determined that the Company would issue an award of 52,557 restricted stock units based on a value of $1,050,000 to Ms. Goldstein based substantially on peer benchmarking. The Compensation Committee made the fiscal 2015 grant in the form of restricted stock units in September 2014, rather than in the form of restricted stock, in order to preserve flexibility to settle the awards in stock, cash or a combination of stock and cash. One grant, equal to 67% of the value at target, was a performance-based grant subject to satisfaction of TSR performance criteria during the vesting period (described in more detail below). A second grant, equal to 33% of the value at target, consisted of time-based restricted stock units and vests in three equal annual installments commencing on May 27, 2015 based on Ms. Goldstein’s continued service with the Company. The number of shares of common stock that may be issued upon vesting of the performance-based restricted stock units included in the award amount stated above assumes the achievement of the target performance criteria established by the Compensation Committee; however the actual number of such shares may range from zero to a maximum of 70,076 (equal to 200% of target), with the number of shares at target performance equal to 35,038.

In July 2014, prior to Mr. Emerson being appointed as General Counsel and an executive officer of the Company, the Compensation Committee determined that the Company would issue an award of 15,016 restricted stock units based on a value of $300,000 to Mr. Emerson based substantially on peer benchmarking and in his role as deputy general counsel. The Compensation Committee made the fiscal 2015 grant in the form of restricted stock units in September 2014, rather than in the form of restricted stock, in order to preserve flexibility to settle the awards in stock, cash or a combination of stock and cash. One grant, equal to 50% of the value at target, was a performance-based grant subject to satisfaction of TSR performance criteria during the vesting period (described in more detail below). A second grant, equal to 50% of the value at target, consisted of time-based restricted stock units and vests in three equal annual installments commencing on May 27, 2015 based on Mr. Emerson’s continued service with the Company. The number of shares of common stock that may be issued upon vesting of the performance-based restricted stock units included in the award amount stated above assumes the achievement of the target performance criteria established by the Compensation Committee; however the actual number of such shares may range from zero to a maximum of 15,016 (equal to 200% of target), with the number of shares at target performance equal to 7,508.

As a result of his voluntary departure from the Company in June 2014, Mr. Krauss did not receive a long-term incentive award in 2014 for his performance during fiscal 2014.

In early fiscal 2015, the Compensation Committee approved a number of changes to the long-term incentive program that became effective with fiscal 2015 equity grants. These changes included:

1.	Elimination of the EBITDA “catch-up” metric from the performance-based awards. Previously, performance-based equity vested on achievement of share price appreciation, or Non-GAAP EBITDA goals in cases when the share price appreciation levels were not achieved. This change eliminated the secondary performance test. The Compensation Committee believed this change strengthened the rigor of the plan and improved alignment with shareholders.

2.	Adoption of a relative TSR metric for performance-based awards. The relative TSR metric replaced the previous share appreciation metric. Take-Two’s TSR performance is now measured against the NASDAQ Composite Index over a period of two years to determine achievement of TSR goals. The TSR performance schedule is as follows:

TSR Percentile Rank	Shares Earned
Less than 40th Percentile	0%
40th Percentile	50%
50th Percentile	100%
75th Percentile	200%

NEO Long-Term Incentives Awarded in Fiscal 2016

In June 2015, the Compensation Committee determined that the Company would issue an award of 38,799 restricted stock units based on a value of $1,050,000 to each of Ms. Goldstein and Mr. Emerson in recognition of the achievement of their individual performance goals and targets during fiscal 2015. The restricted stock units are comprised of (i) 12,933 time-based restricted stock units that vest in three equal annual installments commencing on June 1, 2016 and (ii) 25,866 performance-based restricted stock units that vest in two equal annual installments commencing on June 1, 2017, subject to the satisfaction of certain performance criteria based on relative TSR performance during the vesting period. The number of restricted stock units was determined based on the dollar value of the award and the average of the closing prices of the Company’s common stock on the ten trading days prior to June 1, 2015, the fifth trading day following the filing of the Company’s Annual Report on Form 10-K. The number of shares of common stock that may be issued upon vesting of the performance-based restricted stock units assumes the achievement of the target performance criteria established by the Compensation Committee; however the actual number of such shares may range from zero to a maximum of 51,732 (equal to 200% of target), with the number of shares at target performance equal to 25,866.

SEC regulations generally require that the grant date fair value of equity awards be disclosed in the Summary Compensation Table for the year in which the equity awards were granted, not the year to which the services relate. As a result, the grant date value for equity grants made in September 2014 are shown in the Summary Compensation Table on page 41, and the grant date value for the equity grants made in June 2015 will be reflected in the Summary Compensation Table in our proxy statement for the 2016 Annual Meeting of Shareholders.

Other Compensation

401(k) Plan

We maintain a 401(k) savings plan and trust for our eligible employees, including our NEOs (other than Messrs. Zelnick and Slatoff). The plan permits each participant to make voluntary pre-tax contributions, post-tax “Roth” contributions or a combination of the two, and in addition, we make matching contributions equal to 50% of the participant’s eligible elective deferral (excluding catch-up contributions) contributed to the 401(k) savings plan, but not more than an amount equal to 50% of the first 6% of the participant’s pre-tax and/or Roth contributions will be matched. See the “All Other Compensation” column in the Summary Compensation Table for further information regarding these benefits.

Medical Expenses Reimbursement Plan

We maintain a medical expenses reimbursement plan (the “MERP”) for all of the NEOs, including for this purpose Messrs. Zelnick and Slatoff. Pursuant to the MERP, the participating NEOs are reimbursed for medical, dental and vision expenses that are not otherwise reimbursed by our group health insurance program.

Other Benefits and Perquisites

We provide health insurance, dental insurance, life and accidental death and dismemberment insurance and short-term and long-term disability benefits for our NEOs, including for this purpose Messrs. Zelnick and Slatoff, on the same basis as such benefits are generally provided to our employees. In addition, we pay a club membership fee on behalf of Mr. Zelnick, which is used primarily for general corporate and corporate development purposes. Other than the MERP and the club membership fee, no material perquisites are provided to our NEOs. We do not have a formal perquisite policy and do not emphasize special perquisites for our executive officers, although the Compensation Committee periodically reviews perquisites for our executive officers in its review of compensation.

Severance and Change in Control Benefits

Severance and Change in Control Benefits for ZelnickMedia

Pursuant to the 2014 Management Agreement, ZelnickMedia would receive the following cash payments and benefits upon a termination by the Company without “cause” or by ZelnickMedia for “good reason” (whether before or after a change in control): (i) the earned but unpaid portion of the management fee, (ii) any accrued but unpaid annual bonus for a completed fiscal year and (iii) three times the sum of the per annum management fee plus the target bonus amount. See “Certain Relationships and Related Transactions—Management Agreement” for more details. In addition, the 2014 Management Agreement provides for accelerated vesting of outstanding and unvested equity awards (including any outstanding and unvested equity awards granted under the 2011 Management Agreement) upon such a termination (with vesting of TSR performance-based awards determined according to actual performance through the date of termination, and vesting of New IP and Major IP performance-based awards determined at target levels).

The cash payments described above remain consistent whether the termination occurs before or after a change in control, so ZelnickMedia is not entitled to receive any enhanced cash payments in connection with a change in control. With respect to vesting of equity awards in connection with a change in control, the 2014 Management Agreement provides for “double trigger” vesting. Accordingly, if a change in control occurs during the term of the 2014 Management Agreement, outstanding and unvested equity awards will continue to vest (and performance-based restricted stock units will continue to vest at target levels) in accordance with the original vesting schedule, subject to earlier vesting upon a termination of the 2014 Management Agreement without cause or for good reason.

Severance and Change in Control Benefits for Other NEOs

In March 2008, the Compensation Committee approved the Take-Two Interactive Software, Inc. Change in Control Employee Severance Plan (the “CIC Severance Plan”), a change in control plan pursuant to which certain eligible employees, including the NEOs other than Messrs. Zelnick and Slatoff, may receive certain “double-trigger” cash severance benefits upon a termination of employment either by the Company without “cause” or voluntarily for “good reason,” in either case during the 12-month period following a change in control of the Company, as well as vesting of outstanding and unvested equity awards in connection with a change in control of the Company, as described under “Executive Compensation—Potential Payments Upon Termination or Change in Control” below. The employment agreements with Ms. Goldstein and Mr. Emerson provide for severance payments in the event of a separation from service from the Company under certain conditions, as well as payments in the event of a change in control of the Company. See “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for more information. We believe that these severance benefits assist us in recruiting talented individuals to join and remain a part of our management team. From time to time, we may recruit executives from other companies where they have job security, tenure and career opportunities. Accepting a position with us may entail foregoing an otherwise secure position at another employer, and the benefits provided by the CIC Severance Plan help to mitigate the risk of harm that the executive may suffer in connection with adverse actions taken by a successor to the Company. Severance benefits also allow our NEOs to focus on the Company’s business without being unduly distracted by concerns about their job security in the event of a separation from service or a change in control. Our NEOs are not entitled to any gross-up payments to cover excise taxes imposed by the “golden parachute” regulations under Sections 280G and 4999 of the Code.

Operation of the Compensation Committee

General

The Compensation Committee annually reviews compensation policies and procedures of the Company and evaluates and approves the NEOs’ compensation. The Compensation Committee also annually reviews the

ZelnickMedia relationship. This review includes annual individual interviews with a broad group of executives, excluding our Executive Chairman and CEO and our President, to seek feedback on the ZelnickMedia relationship.

The Compensation Committee held five (5) meetings during fiscal 2015. The Compensation Committee regularly meets at least four times during the fiscal year.

Role of Management

When determining the compensation of the NEOs, the Compensation Committee solicits from the Executive Chairman and CEO an evaluation of the performance of, and recommendations with respect to compensation decisions for, each of the NEOs other than himself. In addition, with respect to setting compensation for fiscal 2015, the Compensation Committee interviewed all of the NEOs, including the CEO and President, and members of our management team who report to the NEOs in order to better assess each NEO’s performance during such period. The Compensation Committee also interviewed certain of the foregoing individuals in connection with its annual review, in conjunction with the Board of Directors, of ZelnickMedia’s performance during such period.

Use of Outside Advisors

The Compensation Committee has historically engaged the services of independent compensation consulting firms in connection with making executive compensation determinations. Consistent with our practice, the Compensation Committee retained Frederic W. Cook & Co., Inc. to review the compensation programs for our NEOs and our Board of Directors for fiscal 2015, and to develop recommendations regarding our compensation programs for our fiscal years ending March 31, 2015 and March 31, 2016.

The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors that assist the Compensation Committee in carrying out its responsibilities.

The Compensation Committee assessed the independence of Frederic W. Cook & Co., Inc. pursuant to SEC and NASDAQ rules and was satisfied that the firm is independent and that no conflict of interest exists that would prevent it from serving as an independent advisor to the Compensation Committee. The Compensation Committee, among other things, reviewed and was satisfied with the consultant’s policies and procedures to prevent or mitigate conflicts of interest. The Compensation Committee also reviewed and was satisfied that there were no business or personal relationships between members of the Compensation Committee and the individuals at the consulting firm supporting the Compensation Committee.

Compensation Governance Practices

Clawback Policy

Our Corporate Governance Guidelines includes a section entitled “Recovery of Improperly-Awarded Incentive Compensation” which is our “Clawback Policy.” Our NEOs (including ZelnickMedia and its shareholders, partners, employees, members and other affiliates who are deemed “Executives” under the Clawback Policy) are subject to the Clawback Policy. Our Corporate Governance Guidelines, including our Clawback Policy, are available on the Company’s website at www.take2games.com by clicking on the “Corporate” tab, and then clicking on the “Corporate Governance” link. Our Clawback Policy includes any amendments that may be required to comply with any rules adopted by the SEC in response to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This policy requires the reimbursement of any bonus or incentive compensation, including cash bonuses, awarded to a covered person and/or the cancellation of unvested restricted stock or outstanding stock option awards previously granted to a covered person, in each case, where: (1) the payment was predicated upon achieving certain financial results that were subsequently determined to have been erroneously reported; (2) the Board of Directors determines that the person engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused such erroneous reporting to have occurred; and (3) a lower payment would have been made to the person based upon the corrected financial results.

Executive Officer Stock Ownership Requirements

The Company has adopted stock ownership requirements for executive officers of the Company. Under these requirements, NEOs (other than the Executive Chairman and CEO and President) shall own shares of common stock having a value equal to three times the annual base salary paid by the Company to its NEOs. Such NEOs shall achieve such stock position within five years after the date of the adoption of the requirements and future NEOs shall achieve such ownership position within five years after the date of their appointment as NEOs. For purposes of determining compliance with the stock ownership requirements, all shares that are directly owned by the NEO, shares that are beneficially owned by the NEO, such as shares held in “street name” through a broker or shares held in trust, and vested and unvested shares of restricted stock and units are counted toward satisfying the requirements.

All NEOs are in compliance with the stock ownership requirements as of the date of this proxy filing.

As discussed elsewhere in this Proxy Statement, our Executive Chairman and CEO and our President are compensated through the operation of the 2014 Management Agreement, which contain certain provisions relating to stock ownership applicable to ZelnickMedia and its affiliates and generally prohibits, prior to March 31, 2019, ZelnickMedia and any Subject Person (as defined in the 2014 Management Agreement) from selling or otherwise disposing of any shares of common stock of the Company, if the Market Value (as defined in the 2014 Management Agreement) of all shares of common stock of the Company (including any options, restricted stock and restricted stock units), after giving effect to such proposed sale or other disposition, owned by ZelnickMedia and each Subject Person in the aggregate as of the trading day immediately preceding the date of the proposed sale or disposition, would be less than five times the per annum management fee (excluding any bonuses).

Anti-Hedging Policy

The Company has adopted a Securities Trading Policy which prohibits, among other things, officers, directors, employees and consultants of the Company, as well as the shareholders, partners, employees, members, and other affiliates of ZelnickMedia who are service providers to the Company subject to such policy, from engaging in the following transactions:

•	In and Out Trading. (All purchases of the Company’s securities in the open market must be held for a minimum of six months, with exceptions relating to the exercise of stock options.)

•	Purchases of Company securities on margin or holding any Company securities in margin accounts.

•	Pledging Company securities as collateral for a loan.

•	Short sales of the Company’s securities.

•	Transactions in puts, calls or other derivatives on the Company’s securities, as well as any other derivative or hedging transactions on Company securities.

The anti-hedging restrictions contained in the Securities Trading Policy were adopted by our Board of Directors in 2014.

Anti-Pledging Policy

In 2014, as a matter of good corporate governance, our Board of Directors also adopted a formal policy against pledging common stock pursuant to which members of the Board of Directors and executive officers may not hold common stock in margin accounts and may not pledge common stock as collateral for a loan. None of our directors or executive officers has pledged any shares of our common stock.

Impact of Tax and Accounting Rules

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles utilized by the Company.

With respect to accounting considerations, the Compensation Committee examines the accounting cost associated with equity compensation in light of requirements under the Accounting Standards Codification (“ASC”) Stock Compensation guidance, which generally requires the Company to recognize compensation expense relating to equity awards based upon the grant date fair value of those awards. The Company also considered the accounting impact of preserving flexibility to settle restricted stock units awards in cash, shares, or a combination of cash and shares.

With respect to taxes, the Compensation Committee may consider the anticipated tax treatment of various payments and benefits to the Company and, when relevant, to its executives. Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the NEOs (other than our chief financial officer), subject to certain exceptions. However, the Company generally believes that it is in our best interest and that of our shareholders to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Code to provide a compensation package consistent with our program and objectives.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
of the Board of Directors:
Michael Sheresky (Chair)
Michael Dornemann
July 28, 2015	J Moses

RISK ASSESSMENT OF OVERALL COMPENSATION PROGRAM

The Compensation Committee regularly reviews senior executive compensation and Company-wide compensation programs and policies in an ongoing effort to seek to eliminate or mitigate potential risks arising from such programs and policies and to ensure that our compensation structure, elements and incentives are not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee seeks to design our compensation plans, including our incentive compensation programs, to incorporate a range of components that we believe help to mitigate potential risks, while rewarding employees for pursuing our strategic and financial objectives through appropriate risk taking, risk management, and prudent tactical and strategic decision making. For example, the design of our compensation plans is intended to encourage employees to remain focused on both the short-term and long-term goals of the Company by using a mix of short-term and long-term incentives to motivate employees to produce superior short-term and long-term results, and we believe that the use of long-term incentives for executives provides a safeguard against excessive risk-taking. Our long-term incentives are designed to deter risk-taking by aligning our employees’ interests with those of shareholders by incorporating equity-based compensation that vest over time and, in some cases, include a market-based performance metric, which we believe is not susceptible to manipulation by employees and encourages employees to remain focused on sustained stock price appreciation. Individual bonus caps for senior executives further mitigate risk.

We have also sought to deter unnecessary risk-taking by applying a clawback policy to certain senior executives of the Company, which requires the reimbursement of any bonus or incentive compensation awarded to a covered person and/or the cancellation of unvested restricted stock or outstanding stock option awards previously granted to a covered person under certain conditions, in each case, where (1) the payment was predicated upon achieving certain financial results that were subsequently determined to have been erroneously reported, (2) the Board of Directors determines that the person engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused such erroneous reporting to have occurred, and (3) a lower payment would have been made to the person based upon the corrected financial results.

In addition, our stock ownership guidelines require that our executive officers hold a significant amount of common stock to further align their interests with shareholders over the long term by having a portion of their personal investment portfolio consist of common stock. We expect this component to mitigate risk on a prospective basis. We also prohibit transactions designed to limit or eliminate economic risks to our employees of owning the common stock, such as options, puts, and calls, so our executives cannot insulate themselves from the effects of poor stock price performance.

Senior executives from our risk, compliance, administrative, and finance functions, as well the outside compensation consultant to our Compensation Committee, are involved in this review process. With respect to fiscal 2015 and the compensation programs in place for fiscal 2015, based in part on the information and analyses provided by management and its own advisors, the Compensation Committee concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

The following table sets forth summary information for the fiscal years ended March 31, 2015, March 31, 2014, and March 31, 2013, with respect to cash and all other compensation paid by the Company to, or earned by, the Company’s NEOs.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Strauss Zelnick(4)	2015	1	—	—	20,913	20,914
Executive Chairman and Chief Executive Officer	2014	1	—	—	19,092	19,093
	2013	1	—	—	11,424	11,425

Lainie Goldstein	2015	650,250	1,686,554	910,350	14,284	3,261,438
Chief Financial Officer	2014	637,500	991,582	892,500	22,115	2,543,697
	2013	625,000	5,588,687	875,000	11,340	7,100,027

Karl Slatoff(4)	2015	1	—	—	19,824	19,825
President	2014	1	—	—	33,559	33,560
	2013	1	—	—	11,424	11,425

Daniel Emerson(5)	2015	397,781	447,101	299,063	28,143	1,172,088
Executive Vice President and General Counsel

Seth Krauss(6)	2015	141,403	—	—	15,908	157,311
Former Executive Vice President and General Counsel	2014	575,000	991,582	805,000	23,073	2,394,655
	2013	552,292	5,112,234	773,164	18,538	6,456,228

(1)	Represents the aggregate grant date fair value of stock awards granted to our NEOs in each of the reporting periods, determined under FASB ASC Topic 718, Compensation—Stock Compensation. For additional information with respect to stock awards or option awards granted during fiscal 2015, see Note 13 under the heading “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2015. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future service-based forfeitures, and do not necessarily correspond to the actual value that might be realized by the NEOs which depends on the market value of the Company’s common stock on a date in the future when the stock award vests. For time-vested restricted stock units, that value is based on the fair market value of the Company’s common stock on the grant date and is determined by multiplying the number of shares subject to the grant by the closing price per share of the Company’s common stock. The value of the performance-vested restricted stock units reflects the value of the awards at the grant date based upon the probable outcome of the performance conditions using the Monte Carlo simulation model and is consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, which is less than the maximum possible value. The following table shows the value of the NEOs’ respective performance-vested awards on the date of grant at both the probable outcome of the performance conditions, which is reflected in the table above, as well as the maximum achievement of the applicable performance conditions.

Name	Fiscal Year	Probable Outcome ($)	Maximum Performance ($)
Lainie Goldstein	2015	1,280,989	1,622,259
	2014	634,682	713,800
	2013	5,166,870	5,670,640
Daniel Emerson	2015	274,492	345,218
Seth Krauss	2015	—	—
	2014	634,682	713,800
	2013	4,690,418	5,282,157

(2)	These amounts represent annual cash incentive payments. For more information, refer to “Compensation Discussion and Analysis—Annual Cash Incentive” above and the “Grants of Plan-Based Awards” table below.
(3)	The amounts set forth in this column for fiscal 2015 represent (i) the Company’s matching contributions to the Company’s 401(k) plan for Ms. Goldstein and Mr. Emerson, (ii) medical, dental and vision expense reimbursements made pursuant to the Company’s MERP and (iii) a club membership fee paid by the Company on behalf of Mr. Zelnick, used primarily for general corporate and corporate development purposes.
(4)	As discussed in more detail below, Messrs. Zelnick and Slatoff were compensated for their respective services to the Company during fiscal years 2015, 2014 and 2013 pursuant to the 2011 Management Agreement and the 2014 Management Agreement. The provisions of the 2011 Management Agreement establish the payments and benefits to which ZelnickMedia is entitled as consideration for providing the services set forth therein; however, the actual allocation of any revenues of ZelnickMedia among its principals is not set forth in the 2011 Management Agreement or determined by means of any process in which the Company participates. In general, in connection with their provision of services to the Company, the actual amount of compensation received by Messrs. Zelnick and Slatoff is determined in the sole discretion of ZelnickMedia and without the Company’s knowledge (except that, under the terms of the 2014 Management Agreement, which did not apply in fiscal 2014, Mr. Zelnick may not receive more than 60% of the payments and benefits made to ZelnickMedia and Mr. Slatoff may not receive more than 40% of the payments and benefits made to ZelnickMedia).
(5)	On October 24, 2014, Mr. Emerson was appointed as Executive Vice President and General Counsel. In accordance with SEC regulations, only compensation information starting in the fiscal year in which Mr. Emerson became an NEO is reported in the Summary Compensation Table.
(6)	On June 27, 2014, Mr. Krauss departed from the Company to pursue a new career opportunity. As a result of his departure, Mr. Krauss forfeited all of his unvested equity awards, equal to 440,493 shares worth $9,858,233 (based on the closing price of the common stock on June 27, 2014).

Grants of Plan-Based Awards

The following table sets forth information concerning awards under the Company’s equity and non-equity incentive plans granted to each of the NEOs during fiscal 2015, including performance-based awards and those using time-based vesting. Assumptions used in the calculation of certain dollar amounts are included in Note 13 to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2015.

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)(3)	(#)	($)(4)
Strauss Zelnick	—	—	—	—	—	—	—	—	—	—
Lainie Goldstein	9/23/2014	7/21/2014	—			—	35,038	70,076	—	1,280,989
	9/23/2014	7/21/2014	—	—	—	—	—	—	17,519	405,565
	—	—	—	455,175	910,350	—	—	—	—	—
Karl Slatoff	—	—	—	—	—	—	—	—	—	—
Daniel Emerson(5)	9/17/2014	7/21/2014	—	—	—	—	7,508	15,016	—	274,492
	9/17/2014	7/21/2014	—	—	—	—	—	—	7,508	172,609
	—	—	—	217,500	299,063	—	—	—	—	—
Seth Krauss(6)	—	—	—	—	—	—	—	—	—	—

(1)	Represents cash performance bonus opportunities ranging from 0% to 140% of base salary for Ms. Goldstein, and from 0% to 68.75% of base salary for Mr. Emerson. There is no set minimum payout amount. See “Compensation Discussion and Analysis—Annual Cash Incentive.” Bonus amounts for Mr. Emerson are based on a target equal to 50% of base salary, with a maximum bonus amount capped at 137.5% of his target bonus amount in fiscal 2015 and at 150% of his target bonus amount in fiscal 2016.
(2)	For Ms. Goldstein, 67% of the restricted stock units vest in two equal annual installments commencing in the second year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant, subject to the satisfaction of certain performance criteria based on the Company’s TSR performance measured against the NASDAQ Composite Index over a period of two years. The remaining 33% of the restricted stock units vest in three equal annual installments commencing in the year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant based on the NEO’s continued service with the Company. Grants to Mr. Emerson for fiscal 2015 reflect 50% performance-based restricted stock units and 50% time-based restricted stock units, as he did not serve as General Counsel for the entire fiscal year.

(3)	Represents the maximum shares of performance-vested restricted stock units that have the potential to vest over a period of three years commencing in the year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant.
(4)	These amounts are valued based on the aggregate grant date fair market value of the award. For additional information, see Note 13 under the heading “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2015. The grant date fair value of equity incentive plan awards that are subject to performance-based vesting conditions is based upon the probable outcome of such conditions. All amounts reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future service-based forfeitures, and do not necessarily correspond to the actual value that might be realized by the NEOs.
(5)	On October 24, 2014, Mr. Emerson was appointed as Executive Vice President and General Counsel.
(6)	On June 27, 2014, Mr. Krauss departed from the Company to pursue a new career opportunity. As a result of his departure, Mr. Krauss forfeited all of his unvested equity awards, equal to 440,493 shares worth $9,858,233 (based on the closing price of the common stock on June 27, 2014).

Narrative Disclosure Regarding Equity Plans and Employment Agreements

2009 Stock Incentive Plan

The Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan was approved by shareholders on April 23, 2009. Under the 2009 Plan, the Company may grant stock-based incentive compensation awards to eligible employees (including officers), non-employee directors and consultants in the form of stock options, stock appreciation rights, restricted stock and other stock-based awards.

On April 23, 2009, the Board of Directors approved and adopted amendments to the 2002 Stock Option Plan and the Company’s Incentive Stock Plan to provide that all shares of common stock remaining available for grant under such plans as of the close of business on that date would be transferred to the 2009 Plan; no shares of common stock would be available for the grant of awards under such plans following the close of business on that date; and shares of common stock that were subject to any award under either such plan that were forfeited after the close of business on that date would not be available for grant under such plan. Pursuant to those amendments, 1,508,954 “carryover shares” became available for issuance under the 2009 Plan.

On April 15, 2010, the shareholders of the Company approved an amendment to the 2009 Plan, which increased the number of shares that may be issued to participants under the 2009 Plan in connection with awards granted from 4,900,000 to 7,650,000 (excluding the carryover shares). On September 26, 2011, the shareholders of the Company approved an amendment to the 2009 Plan, which increased the number of shares that may be issued to participants under the 2009 Plan in connection with awards granted to 12,650,000 (excluding the carryover shares). On September 20, 2012, the shareholders of the Company approved and adopted an amendment to the 2009 Plan, which increased the number of shares that may be issued to participants in connection with awards granted to 15,450,000 (excluding the carryover shares). On September 18, 2013, the shareholders of the Company approved and adopted an amendment to the 2009 Plan, which increased the number of shares that may be issued to participants in connection with awards granted to 20,700,000 (excluding the carryover shares). On September 16, 2014, the shareholders of the Company approved and adopted an amendment to the 2009 Plan, which increased the number of shares that may be issued to participants in connection with awards granted to 25,700,000 (excluding the carryover shares).

Employment Agreements

Lainie Goldstein

Ms. Goldstein serves as Chief Financial Officer of the Company pursuant to an employment agreement between the Company and Ms. Goldstein, dated May 12, 2010, as amended on October 25, 2010 and August 27, 2012. Pursuant to the employment agreement, Ms. Goldstein will continue to serve as Chief Financial Officer of the Company until March 31, 2013, and thereafter for successive one-year periods until either party elects not to renew the term of the agreement (each, a “renewal term”).

Pursuant to the terms of the employment agreement, Ms. Goldstein received an annual base salary of $625,000 through March 31, 2013. Ms. Goldstein’s base salary increased to $637,500 on April 1, 2013 and to $650,250 on April 1, 2014, in each case pursuant to her employment agreement, which was amended in 2012 to provide that her salary will be increased by 2% at the start of each renewal term commencing on and after April 1, 2013. Ms. Goldstein will also be eligible to receive an annual bonus during each fiscal year of her employment at target in the amount of 70% of her base salary, based on the achievement of certain financial targets by the Company, as set forth in the employment agreement. Additionally, Ms. Goldstein is eligible to participate in the Company’s annual long-term incentive compensation program at a level commensurate with the Company’s other senior executives.

The employment agreement also provides for severance benefits upon termination by the Company without cause or a change in control. For more information regarding these severance and change in control benefits, please refer to “Potential Payments Upon Termination or Change in Control” below.

Ms. Goldstein has agreed not to compete with the Company or solicit any of the Company’s customers or personnel during her employment and for one year following any termination of her employment, all on the terms set forth in the employment agreement.

Karl Slatoff

On February 14, 2008, the Company entered into an employment agreement with Mr. Slatoff, pursuant to which Mr. Slatoff initially served as Executive Vice President of the Company. Effective October 25, 2010, Mr. Slatoff was named to the role of Chief Operating Officer of the Company. Effective May 1, 2013, Mr. Slatoff was appointed to the newly created role of President. Pursuant to the agreement, Mr. Slatoff will continue to serve as President of the Company until termination of the 2014 Management Agreement, unless earlier terminated upon his death or resignation, or by the Board of Directors for any reason. Pursuant to the terms of the employment agreement, Mr. Slatoff receives an annual salary of $1.00. Additionally, Mr. Slatoff is eligible to participate in all benefits and plans which the Company may institute from time to time for its executive officers and employees (other than the 401(k) savings plan). The employment agreement with Mr. Slatoff provides that he is not entitled to receive an annual bonus from the Company. The employment agreement does not provide for any continued obligations of the Company following a termination of Mr. Slatoff’s employment other than continued indemnification rights and coverage under the Company’s directors’ and officers’ liability insurance policies.

Mr. Slatoff has agreed not to compete with the Company or solicit any of the Company’s customers or personnel during his employment and for one year following his termination for “cause” or without “good reason,” all on the terms set forth in the employment agreement.

Daniel Emerson

Mr. Emerson serves as Executive Vice President and General Counsel of the Company pursuant to an employment agreement between the Company and Mr. Emerson, dated January 28, 2015, effective as of October 24, 2014. Pursuant to the employment agreement, Mr. Emerson will continue to serve as Executive Vice President and General Counsel of the Company until his employment is terminated by him or the Company in accordance with the provisions of the employment agreement.

Pursuant to the terms of the employment agreement, Mr. Emerson receives an annual base salary of $435,000. Mr. Emerson will also be eligible to receive an annual bonus during each fiscal year of his employment at target in the amount of 50% of his base salary, based on the achievement of certain financial targets by the Company. Additionally, Mr. Emerson is eligible to participate in the Company’s annual long-term incentive compensation program.

The employment agreement also provides for severance benefits upon termination by the Company without cause or a change in control. For more information regarding these severance and change in control benefits, please refer to “Potential Payments Upon Termination or Change in Control” below.

Mr. Emerson has agreed not to solicit any of the Company’s customers or personnel during his employment and for one year following any termination of his employment, all on the terms set forth in the employment agreement.

Seth Krauss

Until June 27, 2014, Mr. Krauss served as Executive Vice President and General Counsel of the Company pursuant to an employment agreement between the Company and Mr. Krauss, dated June 4, 2010, as amended on October 25, 2010 and September 14, 2012. Pursuant to the terms of the employment agreement, Mr. Krauss’s annual base salary for fiscal 2015 was $586,500. Mr. Krauss was also eligible to receive an annual bonus during each fiscal year of his employment at target in the amount of 70% of his base salary, based on the achievement of certain financial targets by the Company, as set forth in the employment agreement. Additionally, Mr. Krauss was eligible to participate in the Company’s annual long-term incentive compensation program at a level commensurate with the Company’s other senior executives.

Mr. Krauss’s employment agreement terminated when he departed from the Company on June 27, 2014 to pursue a new career opportunity, except for certain non-compete and non-solicitation provisions pursuant to which, subject to the New York Rules of Professional Conduct, Mr. Krauss will not compete with the Company or solicit any of the Company’s customers or personnel for one year following his termination of his employment, all on the terms set forth in the employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning shares of restricted stock and restricted stock units outstanding for each of the NEOs as of March 31, 2015:

	Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)
Strauss Zelnick(3)	—	—	—	—	—
Lainie Goldstein	9/23/2014	17,519	446,034	35,038	892,067
	6/10/2013	43,155	1,098,726	—	—
	11/7/2012	345,321	8,791,873	—	—
	5/31/2012	36,615	932,218	—	—
Karl Slatoff(3)	—	—	—	—	—
Daniel Emerson	9/17/2014	7,508	191,154	7,508	191,154
	6/10/2013	12,329	313,896	—	—
	4/1/2013	10,913	277,845	—	—
	5/31/2012	19,108	486,490	—	—
Seth Krauss(4)	—	—	—	—	—

(1)	Time-based awards and performance-based awards with respect to which the performance criteria have been satisfied, in each case made under the 2009 Plan, which awards vest, subject to continuing employment, in three equal annual installments commencing in the year following the year in which such grants were made on a date determined by the Compensation Committee at the time of grant, provided that awards granted on November 7, 2012 vest in six unequal installments over an approximately 65-month period, subject to satisfaction of certain stock price thresholds.
(2)	Value determined based on the closing price of the Company’s common stock of $25.46 on March 31, 2015, the final business day of fiscal 2015.
(3)	Messrs. Zelnick and Slatoff have not received grants of stock or option awards. Messrs. Zelnick and Slatoff are partners in ZelnickMedia, to which the Company has previously granted restricted stock, restricted stock units and options pursuant to the Management Agreements. Of these grants, no options remained outstanding and an aggregate of 1,752,490 shares of restricted stock and restricted stock units remained unvested as of March 31, 2015. The value of the unvested shares and units based on the closing price of the common stock on March 31, 2015 was $44,618,395
(4)	On June 27, 2014, Mr. Krauss departed from the Company to pursue a new career opportunity. As a result of his departure, Mr. Krauss forfeited all of his unvested equity awards, equal to 440,493 shares worth $9,858,233 (based on the closing price of the common stock on June 27, 2014).

Stock Vested During 2015 Fiscal Year

The following table sets forth information concerning the vesting of shares of restricted stock held by each of the NEOs during fiscal 2015. The value realized from vested restricted stock is deemed to be the market value of the common stock on the date of vesting multiplied by the number of shares.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Strauss Zelnick(1)	—	—
Lainie Goldstein	105,558	2,376,003
Karl Slatoff(1)	—	—
Daniel Emerson	36,186	757,139
Seth Krauss	58,194	1,170,116

(1)	As discussed above, Messrs. Zelnick and Slatoff have not received grants of stock or option awards, but are partners in ZelnickMedia, which has received certain grants. On April 1, 2014, 761,750 shares of restricted stock held by ZelnickMedia vested. The value realized on vesting of such shares of restricted stock was $16,697,560.

Pension Benefits

We do not currently sponsor or maintain any defined benefit pension or retirement plans providing specified retirement payments and benefits for our employees.

Nonqualified Deferred Compensation Plan Benefits

We do not currently sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Potential Payments Upon Termination or Change in Control

Ms. Goldstein and Mr. Emerson are entitled to receive certain amounts and benefits upon termination of their employment or a change in control pursuant to their employment agreements. Additionally, Ms. Goldstein and Mr. Emerson are eligible to participate in the CIC Severance Plan, to the extent they would be entitled to receive greater amounts and benefits under the CIC Severance Plan than under their employment agreements. Messrs. Zelnick and Slatoff are not entitled to receive directly any severance benefits from the Company upon a termination of employment or change in control. As a result of Mr. Krauss’ voluntary departure from the Company on June 27, 2014 to pursue another career opportunity, he forfeited all of his unvested equity awards, equal to 440,493 shares of common stock worth $9,858,233 (based on the closing price of the common stock on June 27, 2014). Additionally, as a result of his voluntary departure, Mr. Krauss did not receive any compensation or benefits from the Company pursuant to his employment agreement or the CIC Severance Plan.

Employment Agreements

Lainie Goldstein

Pursuant to the terms of Ms. Goldstein’s employment agreement, Ms. Goldstein will be entitled to receive the following severance benefits upon a termination by the Company without cause (including a non-renewal of the agreement as well as her resignation following certain events that will be deemed a termination without cause): (i) a lump sum payment within 30 days of termination equal to the sum of (w) 1.5 times her then-current base salary, (x) 1.5 times her target bonus of 70% of base salary, (y) a prorated target bonus for the year of termination (equal to 50% of target if such termination occurs during the first half of the year, and 100% of target if such termination occurs during the second half of the year), and (z) any unpaid bonuses earned in respect of prior years; (ii) reimbursement for the cost of continued medical health insurance coverage under COBRA for 18 months (or until Ms. Goldstein becomes entitled to coverage with a subsequent employer); and (iii) immediate vesting in all outstanding and unvested options and shares of restricted stock then held by her. Ms. Goldstein has agreed not to compete with the Company or solicit any of the Company’s customers or personnel during her employment and for one year following any termination of her employment, all on the terms set forth in the employment agreement.

The employment agreement also provides that, upon a change in control of the Company, Ms. Goldstein will be entitled to a retention bonus equal to three months’ base salary upon the closing of the transaction, and three months’ base salary upon the six month anniversary thereof, in each case subject to her continued employment with the Company through the applicable payment date (or an earlier termination by the Company without cause (including a non-renewal of the employment agreement as well as her resignation following certain events that will be deemed a termination without cause)). The employment agreement also provides that any amounts received by her in connection with a change in control will be reduced if, pursuant to the excise tax provisions of the Code relating to “parachute payments,” such reduction would result in a greater after-tax benefit to her.

Daniel Emerson

Pursuant to the terms of Mr. Emerson’s employment agreement, Mr. Emerson will be entitled to receive the following severance benefits following a termination by the Company without cause (including his resignation following certain events that will be deemed a termination without cause): (i) for a period of 12 months following such termination of employment, continuation of his base salary and continued participation in Company welfare benefit plans (including, without limitation, any medical benefits in which he participates) on the same terms and conditions as in effect at the time of the event triggering his entitlement to severance; (ii) immediate vesting of all restricted equity previously granted to him; (iii) subject to the effective date of Mr. Emerson’s termination, payment of the following lump sum amounts: (x) any accrued but unpaid bonuses earned in respect of prior years; (y) if the termination is effective during the first half of the year, a lump sum payment equivalent to the sum of (1) the accrued but unpaid bonus for the prior fiscal year and (2) 50% of the target bonus for which Mr. Emerson would otherwise have been eligible in the current fiscal year; and/or (z) if such termination occurs during the second half of the year, a lump sum payment equivalent to the sum of (1) the accrued but unpaid bonus for the prior fiscal year and (2) the target bonus for which Mr. Emerson would otherwise have been eligible in the current fiscal year. Mr. Emerson has agreed not to solicit any of the Company’s customers or personnel during his employment and for one year following any termination of his employment, all on the terms set forth in the employment agreement.

CIC Severance Plan

Pursuant to the CIC Severance Plan, certain eligible employees, including Ms. Goldstein and Mr. Emerson may receive certain benefits upon a termination of employment either by the Company without “cause” or voluntarily for “good reason,” in either case during the 12-month period following a change in control of the Company. The benefits that Ms. Goldstein and Mr. Emerson would be entitled to receive upon a qualifying termination of employment under the CIC Severance Plan consist of the following:

•	a cash severance payment equal to 150% of the sum of the NEO’s annual base salary and target annual bonus or incentive opportunity;

•	continued health benefits for a period of 18 months; and

•	full and immediate vesting of all outstanding and unvested equity awards.

For purposes of the CIC Severance Plan, Ms. Goldstein and Mr. Emerson will be deemed to have resigned for “good reason” if the resignation occurs or occurred, as applicable, in connection with any of the events specified in the employment agreements, such that the resignation would be or would have been, as applicable, tantamount to a termination without cause under the terms of the employment agreements. For purposes of the CIC Severance Plan, “cause” generally means a participant’s continued failure to substantially perform the participant’s duties after receipt of notice from the Company, a participant’s criminal conviction which is demonstrably injurious to the Company, a participant’s felony conviction, a participant’s gross negligence which affects the Company or a participant’s failure to adhere to the Company’s written policies or to cooperate in any investigation or inquiry involving the Company.

Severance benefits provided under the CIC Severance Plan are subject to reduction to avoid any excise tax on “parachute payments” under Section 280G of the Code if the employee would benefit from such reduction as opposed to receiving the full severance benefits and paying the excise tax. All employees who accept severance payments and, if applicable, the continued health coverage under the CIC Severance Plan are required to sign a release and are subject to restrictions on the solicitation of employees and customers of the Company for a period of six months following termination as well as a non-disparagement obligation. In addition, all employees who accept any benefits under the CIC Severance Plan are subject to a duty to cooperate reasonably with the Company in any litigation relating to matters in which the employee was personally involved. We do not provide for any tax gross-ups in respect of any excise taxes on parachute payments.

The tables below set forth amounts to be paid or benefits received by those NEOs entitled to receive any amounts or benefits upon termination of their employment or a change in control, assuming the applicable triggering event occurred on March 31, 2015.

Lainie Goldstein	Termination Without Cause ($)(1)	Death or Disability ($)	Change in Control Termination Without Cause or for Good Reason ($)		Change in Control Without Termination ($)
Cash Payment	1,658,138	—	1,658,138		—
Continuation of Medical Insurance	12,254	—	12,254		—
Acceleration of Equity Awards(2)	12,160,918	12,160,918	12,160,918		—
Pro-rated Bonus	455,175	455,175	455,175		—
Stay Bonus	—	—	325,125		325,125

Total Termination Benefits	14,286,485	12,616,093	14,611,610	(3)	325,125	(3)

Daniel Emerson	Termination Without Cause ($)(1)	Death or Disability ($)	Change in Control Termination Without Cause or for Good Reason ($)		Change in Control Without Termination ($)
Cash Payment	435,000	—	652,500		—
Continuation of Welfare Benefits	14,486	—	24,970		—
Acceleration of Equity Awards(2)	1,460,538	—	1,460,538		—
Pro-rated Bonus	217,500	—	326,250		—

Total Termination Benefits	2,127,524	—	2,464,258	(3)	—

(1)	Under Ms. Goldstein’s and Mr. Emerson’s employment agreements, a termination without cause includes a resignation following certain events so as to be deemed a constructive termination by the Company without cause and for Ms. Goldstein, the Company’s non-renewal of the employment agreement. For purposes of Ms. Goldstein’s and Mr. Emerson’s employment agreements, “cause” generally means such person’s continued failure to substantially perform duties under the employment agreement after receipt of notice from the Company, such person’s criminal conviction which is demonstrably injurious to the Company, such person’s felony conviction, such person’s gross negligence which significantly affects the Company or such person’s material failure to adhere to the Company’s material written policies or to cooperate in any investigation or inquiry involving the Company. For purposes of Ms. Goldstein’s and Mr. Emerson’s employment agreements, Ms. Goldstein’s or Mr. Emerson’s resignation in connection with the following events will be tantamount to a termination without cause: a material breach of the employment agreement by the Company, a material diminution in such person’s title, status, position or responsibilities, the Company’s failure to timely pay compensation due under the employment agreement, a material reduction in such person’s salary or any reduction in target bonus, assignment of duties to such person which are materially inconsistent with the duties set forth in the employment agreement, relocation of such person’s principal place of employment beyond 10 miles from its then-current location or the failure of any successor to assume the Company’s obligations under the employment agreement.
(2)	The value of the equity awards is calculated by multiplying the number of shares of restricted stock and/or restricted stock units that accelerate by the per share closing price of the Company’s common stock of $25.46 on March 31, 2015.
(3)	In the event that the total amounts payable in connection with a change in control to Ms. Goldstein or Mr. Emerson would trigger an excise tax on “parachute payments” under Section 280G of the Code, then the total amounts payable in the scenarios illustrated in this table would be reduced in order to avoid triggering the excise tax if they would benefit from such reduction as opposed to paying the excise tax.

Equity Compensation Plan Information

The following table presents information concerning our equity compensation plans as of March 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Weighted-Average Remaining Contractual Life of Outstanding Options, Warrants and Rights (years)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders	5,789,641	(3)	—	—	3,554,901
Equity compensation plans not approved by shareholders	—		—	—	—

Total	5,789,641		—	—	3,554,901

(1)	As of March 31, 2015, the Company also had 3,205,103 shares of outstanding restricted stock, which are not reflected in the table because they are treated as issued and outstanding and will not have additional dilutive impact on the Company when the awards vest.
(2)	No weighted-average exercise price is reported for the awards reported because shares of common stock are issued under all of the outstanding awards without any cash payment.
(3)	Consists of 507,491 restricted stock unit awards granted under the 2009 Plan and 5,282,150 restricted stock units that may be settled in cash or, in the discretion of the Company, in shares of common stock issued under the 2009 Plan.

Compensation of Directors During 2015 Fiscal Year

The Compensation Committee has the responsibility for establishing appropriate compensation and reimbursement policies for non-employee members of the Board of Directors. Such compensation may include, but is not limited to, the following elements: board or committee retainer, board or committee meeting fees, committee chair retainer or fees, equity compensation, benefits and perquisites. All directors, other than Mr. Zelnick, are regarded as non-employee directors.

The key elements of the compensation payable to our non-employee directors are as follows:

Component			Value of Award Under Current Policy	Notes
Annual Retainer	For Each Non-Employee Director		$225,000	$165,000 in restricted stock and $60,000 cash
	For Lead Independent Director (Additional Retainer)		$200,000	$100,000 in restricted stock and $100,000 in cash
Committee Fees	Audit Committee	Chair	$35,000	—
		Other Members	$17,500	Increased from $13,000 as of the fourth quarter of fiscal 2015
	Compensation Committee	Chair	$25,000	—
		Other Members	$12,500	Increased from $8,750 as of the fourth quarter of fiscal 2015
	Corporate Governance Committee	Chair	$20,000	—
		Other Members	$10,000	Increased from $6,500 as of the fourth quarter of fiscal 2015
	Executive Committee	Chair	N/A	Lead Independent Director Services as Executive Committee Chair for no additional fee
		Other Independent Members	$25,000	—

Each non-employee director may make an irrevocable election to receive 100% of annual retainer and committee fees in shares of restricted stock. For fiscal 2015, Mr. Bowman elected to receive 100% of these fees in restricted stock.

Shares of restricted stock granted to non-employee directors vest on the first anniversary of the grant date (discussed below). Grants of restricted stock are generally made on the fifth trading day following the filing of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable. The number of shares of restricted stock granted is determined by dividing the dollar value of the restricted stock to be delivered by the average of the closing prices of our common stock on the ten trading days prior to the fifth trading day following the filing of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable.

Reimbursement of Certain Expenses. Non-employee directors are reimbursed for travel expenses to attend Board of Directors and committee meetings and to attend director education seminars in accordance with policies approved from time to time.

Director Stock Ownership Requirements. The Board of Directors updated its existing stock ownership requirements for non-employee directors of the Company in December 2014. Under these requirements, non-employee directors are required to own shares of common stock having a value equal to five times the annual cash retainer. Before December 2014, non-employee directors were required to own shares of common stock having a value equal to three times the annual cash retainer. Current non-employee directors are required to achieve such stock position within five years after the date of the adoption of the requirements and future non-employee directors shall achieve such ownership position within five years after the date of their election to the Board of Directors. Information regarding executive officer stock ownership requirements is set forth in this Proxy Statement under “Compensation Discussion and Analysis.” Each independent director on the Board of Directors for more than two years actually owned shares considerably in excess of the requirements as of record date.

Director Compensation Table

The following table sets forth information concerning the compensation of the Company’s non-employee directors during fiscal 2015.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Robert A. Bowman	95,000	(2)	165,000	260,000
Michael Dornemann	188,250		265,000	453,250
J Moses	88,750		165,000	253,750
Michael Sheresky	116,500		165,000	281,500
Susan Tolson	76,853		173,708	250,561
Strauss Zelnick	—		—	—

(1)	Represents the aggregate grant date fair value of awards granted to our directors during fiscal 2015, determined under FASB ASC Topic 718, Compensation—Stock Compensation. For additional information with respect to stock awards or option awards granted during fiscal 2015, see Note 13 under the heading “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2015. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the directors. As of March 31, 2015, Messrs. Bowman, Dornemann, Moses and Sheresky, and Ms. Tolson held 12,131, 19,484, 12,131, 12,131 and 7,545 outstanding stock awards, respectively.
(2)	For fiscal 2015, Mr. Bowman elected to receive all of his annual retainer and committee fees in shares of common stock. In accordance with SEC regulations, these amounts are reported in the table as fees earned or paid in cash, rather than as stock awards. On June 13, 2014, August 13, 2014, November 6, 2014 and February 13, 2015, respectively, 1,188, 1,098, 979 and 827 shares of stock were granted to Mr. Bowman, with grant date fair values of $20.45, $21.65, $26.12 and $28.40, respectively, as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, Messrs. Dornemann, Moses and Sheresky served as members of the Compensation Committee. During fiscal 2015:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•

none of the Company’s executive officers served on the compensation committee (or another Board of Directors committee with similar functions or, if none, the entire Board of Directors) of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	none of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•

none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on the Board of Directors.

VOTING SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 16, 2015 (unless otherwise noted) relating to the beneficial ownership of shares of the common stock by (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding common stock, (ii) each current director, (iii) each director nominee, (iv) each of the NEOs and (v) all current directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Common Stock Beneficially Owned
BlackRock, Inc.(3)	7,536,113	8.82%
The Vanguard Group, Inc.(4)	7,611,418	8.91%
Greenlight Capital, Inc.(5)	4,704,600	5.51%
Strauss Zelnick(6)	1,669,269	1.95%
Karl Slatoff(7)	1,145,081	1.34%
Lainie Goldstein(8)	569,486	*
Daniel Emerson(9)	117,774	*
Seth Krauss(10)	—	—
Robert A. Bowman	119,511	*
J Moses	13,655	*
Michael Sheresky	65,823	*
Michael Dornemann	28,507	*
Susan Tolson	9,069	*
All directors and executive officers as a group (9 persons)(11)	2,593,094	3.04%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner is Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The address of Greenlight Capital, Inc. is 140 East 45th Street, 24th Floor, New York, New York 10017. The address for Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(2)	Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that may be acquired by such person within 60 days after July 16, 2015 upon the exercise of options and is not deemed to be the beneficial owner of securities that may not be acquired within 60 days after July 16, 2015 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days after July 16, 2015 have been exercised.
(3)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 12, 2015.
(4)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 11, 2015. The Vanguard Group, Inc. reported shared dispositive authority with Vanguard Fiduciary Trust Company with respect to 110,437 of these shares. The Vanguard Group, Inc. reported shared dispositive authority with Vanguard Investments Australia, Ltd. with respect to 7,600 of these shares.
(5)	Based on information contained in a report on Schedule 13G filed with the SEC on February 13, 2015. Mr. David Einhorn is the principal of Greenlight Capital, Inc., a Delaware corporation (“Greenlight Inc.”), DME Advisors, LP, a Delaware limited partnership (“DME Advisors”), DME Capital Management, LP, a Delaware limited partnership (“DME CM”), and DME Advisors GP, LLC, a Delaware limited liability company (“DME GP” and together with Greenlight Inc., DME Advisors and DME CM, “Greenlight”). DME GP is the general partner of DME Advisors and of DME CM. The shares listed include 2,858,100 shares of common stock beneficially owned by Greenlight Inc., 590,500 shares of common stock beneficially owned by DME Advisors, 1,256,000 shares of common stock beneficially owned by DME CM, and 1,846,500 shares of common stock beneficially owned by DME GP. Mr. Einhorn may be deemed to have indirect investment and/or voting power as the principal of Greenlight and other affiliated entities.

(6)	Mr. Zelnick is a partner at ZelnickMedia. The shares listed include 389,188 shares of common stock held by Zelnick/Belzberg Living Trust (such shares are indirectly held by Mr. Zelnick), 135,000 shares of common stock held by Wendy Jay Belzberg 2012 Family Trust (such shares are indirectly held by Mr. Zelnick) and 1,145,081 restricted stock units held by ZelnickMedia (such units are not held individually by Mr. Zelnick).
(7)	Mr. Slatoff is a partner at ZelnickMedia. The shares listed include 1,145,081 restricted stock units held by ZelnickMedia (such units are not held individually by Mr. Slatoff).
(8)	The shares listed include 401,487 shares of common stock held by Ms. Goldstein and 167,999 restricted stock units held by Ms. Goldstein.
(9)	The shares listed include 33,087 shares of common stock held by Mr. Emerson and 84,687 restricted stock units held by Mr. Emerson.
(10)	Based on information available prior to Mr. Krauss’s departure from the Company in June 2014.
(11)	The 1,145,081 restricted stock units held by ZelnickMedia, and beneficially owned by Messrs. Zelnick and Slatoff, are only included once.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

The Company is party to a Management Agreement, dated as of March 10, 2014, and effective April 1, 2014 (the “2014 Management Agreement”), with ZelnickMedia. The 2014 Management Agreement replaced the Company’s previous Management Agreement with ZelnickMedia, dated as of May 20, 2011 (the “2011 Management Agreement”), which in turn had superseded the Company’s original Management Agreement with ZelnickMedia, dated as of March 30, 2007, as amended as of July 27, 2007 and February 14, 2008 (the “Original Management Agreement”). Upon its effectiveness, the 2014 Management Agreement superseded and replaced the 2011 Management Agreement and the Original Management Agreement, except as otherwise contemplated in the 2014 Management Agreement.

Under the terms of the 2014 Management Agreement, ZelnickMedia provides financial and management consulting services to the Company.

Term and Personnel. The 2014 Management Agreement provides for a term through March 31, 2019, unless earlier terminated in accordance with its terms. Under the 2014 Management Agreement, ZelnickMedia continues to provide certain individuals as it deems appropriate for the performance of the 2014 Management Agreement. Specifically (i) Mr. Zelnick serves as Executive Chairman of the Board of Directors and CEO of the Company, (ii) Mr. Slatoff serves as the Company’s President, and (iii) other ZelnickMedia personnel as appropriate provide services to the Company on a project-by-project, as needed basis.

If Mr. Zelnick or any other employee of ZelnickMedia acting in an executive capacity for the Company pursuant to the 2014 Management Agreement is unable or unavailable to serve in such capacity (other than due to a termination by the Company without Cause or their resignation for Good Reason (as such terms are defined in such person’s employment agreement with the Company or, in the case of Mr. Zelnick, in the 2014 Management Agreement)), and ZelnickMedia is unable to provide a qualified individual within a reasonable period of time to serve in such capacity who is reasonably satisfactory to the Board of Directors, then the Company may fill such position with a person not affiliated with ZelnickMedia and deduct the costs of such person’s compensation from ZelnickMedia’s compensation under the 2014 Management Agreement (with such deduction limited to no more than 60% of the aggregate compensation payable to ZelnickMedia if such person replaces Mr. Zelnick and no more than 40% of the aggregate compensation payable to ZelnickMedia if such person replaces Mr. Slatoff).

Management Fee and Annual Bonus Opportunity. Under the 2014 Management Agreement, the Company pays a monthly management fee equal to $247,500 per month ($2,970,000 annualized). The management fee will not be increased or decreased during the term of the 2014 Management Agreement. In addition to the monthly management fee, ZelnickMedia receives an annual bonus, subject to the achievement by the Company of certain performance thresholds in respect of each of the five fiscal years ending March 31, 2015, 2016, 2017, 2018 and 2019. For each fiscal year, the annual bonus opportunity ranges from $0 (at 80% of the Target, as defined in the 2014 Management Agreement) to $4,752,000 (at 150% of the Target or greater). The annual bonus opportunity will not be increased or decreased during the term of the 2014 Management Agreement. If the 2014 Management Agreement is terminated by the Company without Cause (as defined in the 2014 Management Agreement) or by ZelnickMedia for Good Reason (as defined in the 2014 Management Agreement) (whether before or after a Change in Control (as defined in the 2014 Management Agreement)), ZelnickMedia is entitled to be paid on the date of termination an amount equal to the sum of (i) the earned but unpaid portion of the management fee, (ii) any accrued but unpaid annual bonus for a completed fiscal year and (ii) three times the sum of the per annum management fee plus the Target bonus amount.

Expense Reimbursement. Under the 2014 Management Agreement, ZelnickMedia is entitled to the reimbursement of reasonable out-of-pocket expenses in connection with the 2014 Management Agreement and the rendering of services thereunder.

Limits on Compensation. Under the 2014 Management Agreement, no more than 60% of the aggregate compensation payable to ZelnickMedia under the 2014 Management Agreement (whether in the form of the management fee, the annual bonus or the restricted stock unit awards) shall be received by or conveyed to Mr. Zelnick (or such other employee of ZelnickMedia that serves as Executive Chairman and CEO of the Company) and no more than 40% of such aggregate compensation shall be received by or conveyed to Mr. Slatoff (or such other employee of ZelnickMedia that serves as the President of the Company).

Restrictions on Sale of Vested Stock. Under the 2014 Management Agreement, prior to March 31, 2019 (or earlier in the event of a Change in Control) ZelnickMedia and any Subject Person (as defined in the 2014 Management Agreement) are prohibited from selling or otherwise disposing of any shares of common stock of the Company, if the Market Value (as defined in the 2014 Management Agreement) of all shares of common stock of the Company (including any options, restricted stock and restricted stock units), after giving effect to such proposed sale or other disposition, owned by ZelnickMedia and each Subject Person in the aggregate as of the trading day immediately preceding the date of the proposed sale or disposition, would be less than five times (5x) the per annum management fee (excluding any bonuses).

Awards under the 2014 Management Agreement

Under the 2014 Management Agreement, as further described below, the Company has granted restricted stock units to ZelnickMedia on April 1, 2014 (the “2014 Restricted Units”) and May 20, 2015 (the “2015 Restricted Units”, and together with the 2014 Restricted Units, the “Restricted Units”) under the Company’s 2009 Stock Incentive Plan (the “2009 Plan”). The 2014 Restricted Units, comprising both timed-based and performance-based restricted stock units as described below, were granted pursuant to the terms of a Restricted Unit Agreement, dated April 1, 2014, by and between the Company and ZelnickMedia (the “2014 Restricted Unit Agreement”). The 2015 Restricted Units, comprising both timed-based and performance-based restricted stock units as described below, were granted pursuant to the terms of a Restricted Unit Agreement, dated May 20, 2015, as amended, by and between the Company and ZelnickMedia (the “2015 Restricted Unit Agreement”, and together with the 2014 Restricted Unit Agreement, the “Restricted Unit Agreements”). Under the 2014 Management Agreement, the Company, in its discretion, may grant additional annual equity awards to ZelnickMedia over the course of the term of the 2014 Management Agreement.

2014 Restricted Units.

Time-Based Award. The Company issued to ZelnickMedia 178,654 time-based restricted stock units (such number determined by dividing $3,850,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2014), which units will vest on April 1, 2016, provided that the 2014 Management Agreement has not been terminated prior to such date (the “2014 Time-Based Award”). Notwithstanding the foregoing, the 2014 Time-Based Award will immediately vest in full if the 2014 Management Agreement is terminated by the Company without Cause or by ZelnickMedia for Good Reason. Conversely, ZelnickMedia will forfeit to the Company all 2014 Restricted Units under the 2014 Time-Based Award if the 2014 Management Agreement is terminated by the Company for Cause or by ZelnickMedia without Good Reason prior to April 1, 2016.

Performance-Based Award. The Company granted ZelnickMedia 440,836 performance-based restricted stock units (the “2014 Performance Award”), which represents the maximum number of performance-based restricted stock units that are eligible to vest (with the target number of performance-based restricted stock units of 220,418 determined by dividing $4,750,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2014) and which have been divided into three categories of vesting as follows: (i) on April 1, 2016, a number of New IP Performance-Based Units (as defined in the 2014 Restricted Unit Agreement) will vest equal to the product of (x) the target number of New IP Performance-Based Units in such vesting tranche (27,552) multiplied by (y) the New IP Vesting Percentage (as defined in the 2014 Restricted Unit Agreement), which ranges from 0% to 200%, (ii) on April 1, 2016, a number of Major IP Performance-Based Units (as defined in the 2014 Restricted Unit

Agreement) will vest equal to the product of (x) the target number of Major IP Performance-Based Units in such vesting tranche (27,552) multiplied by (y) the Major IP Vesting Percentage (as defined the 2014 Restricted Unit Agreement), which ranges from 0% to 200%, and (iii) on April 1, 2016, a number of TSR Performance-Based Units (as defined in the 2014 Restricted Unit Agreement) will vest equal to the product of (x) the target number of TSR Performance-Based Units in such vesting tranche (165,314) multiplied by (y) the TSR Vesting Percentage (as defined in the 2014 Restricted Unit Agreement), which ranges from 0% to 200%. See “Compensation Discussion and Analysis—NEO Compensation Structure and Pay-for-Performance Principles—Compensation of Mr. Zelnick and Mr. Slatoff” for more information on the performance-based vesting criteria.

In the event that any portion of the 2014 Performance Award will not have vested as of April 1, 2016 or upon a termination of the 2014 Management Agreement by the Company for Cause or by ZelnickMedia without Good Reason, ZelnickMedia will forfeit to the Company any and all 2014 Restricted Units that have not vested as of such date.

2015 Restricted Units.

Time-Based Award. The Company issued to ZelnickMedia 151,575 time-based restricted stock units (such number determined by dividing $3,850,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2015), which units will vest on April 1, 2017, provided that the 2014 Management Agreement has not been terminated prior to such date (the “2015 Time-Based Award”, and together with the 2014 Time-Based Award, the “Time-Based Awards”). Notwithstanding the foregoing, the 2015 Time-Based Award will immediately vest in full if the 2014 Management Agreement is terminated by the Company without Cause or by ZelnickMedia for Good Reason. Conversely, ZelnickMedia will forfeit to the Company all 2015 Restricted Units under the 2015 Time-Based Award if the 2014 Management Agreement is terminated by the Company for Cause or by ZelnickMedia without Good Reason prior to April 1, 2017.

Performance-Based Award. The Company granted ZelnickMedia 374,016 performance-based restricted stock units (the “2015 Performance Award”, and together with the 2014 Performance Award, the “Performance Awards”), which represents the maximum number of performance-based restricted stock units that are eligible to vest (with the target number of performance-based restricted stock units of 187,008 determined by dividing $4,750,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to April 1, 2015) and which have been divided into three categories of vesting as follows: (i) on April 1, 2017, a number of New IP Performance-Based Units (as defined in the 2015 Restricted Unit Agreement) will vest equal to the product of (x) the target number of New IP Performance-Based Units in such vesting tranche (23,376) multiplied by (y) the New IP Vesting Percentage (as defined in the 2015 Restricted Unit Agreement) on the trading day immediately preceding April 1, 2017, which ranges from 0% to 200%, (ii) on April 1, 2017, a number of Major IP Performance-Based Units (as defined in the 2015 Restricted Unit Agreement) will vest equal to the product of (x) the target number of Major IP Performance-Based Units in such vesting tranche (23,376) multiplied by (y) the Major IP Vesting Percentage (as defined the 2015 Restricted Unit Agreement) on the trading day immediately preceding April 1, 2017, which ranges from 0% to 200%, and (iii) on April 1, 2017, a number of TSR Performance-Based Units (as defined in the 2015 Restricted Unit Agreement) will vest equal to the product of (x) the target number of TSR Performance-Based Units in such vesting tranche (140,256) multiplied by (y) the TSR Vesting Percentage (as defined in the 2015 Restricted Unit Agreement) on the trading day immediately preceding April 1, 2017, which ranges from 0% to 200%.

In the event that any portion of the 2015 Performance Award will not have vested as of April 1, 2017 or upon a termination of the 2014 Management Agreement by the Company for Cause or by ZelnickMedia without Good Reason, ZelnickMedia will forfeit to the Company any and all 2015 Restricted Units that have not vested as of such date.

Treatment of Awards.

Upon a termination of the 2014 Management Agreement by the Company without Cause or by ZelnickMedia for Good Reason, any then-unvested restricted stock or units granted pursuant to the Performance Awards (including any restricted stock or units granted to ZelnickMedia during the term of the 2014 Management Agreement on or after April 1, 2014) will vest on the assumption that the applicable performance measure was achieved at the target level of performance for the applicable performance period or, prior to a Change in Control (as defined in the 2014 Management Agreement), for TSR Performance-Based Units (as defined in the applicable Restricted Unit Agreement), based on the actual level of performance achieved for each applicable performance measure as of the date of termination.

If the Company and ZelnickMedia fail to enter into a new management agreement on substantially similar terms in the aggregate as those provided under the 2014 Management Agreement upon the expiration of the term of the 2014 Management Agreement or otherwise fail to agree to extend the term of the 2014 Management Agreement, all unvested time-vesting restricted stock or units granted during the term of the 2014 Management Agreement on or after April 1, 2014 will vest upon such expiration and all then-unvested performance-vesting restricted stock or units will vest based on the assumption that the applicable performance measure was achieved at the target level of performance for the applicable performance period or, prior to a Change in Control, for TSR Performance-Based Units (as defined in the applicable Restricted Unit Agreement), based on the actual level of performance achieved for each applicable performance measure as of the date of termination.

If a Change in Control occurs during the term of the 2014 Management Agreement, the 2014 Management Agreement will not automatically terminate and all unvested restricted stock units granted pursuant to the applicable Restricted Unit Agreement will vest as set forth in the applicable Restricted Unit Agreement, except that any restricted stock or units granted to ZelnickMedia on or after April 1, 2014 will vest upon the earlier to occur of (x) a termination of the 2014 Management Agreement by the Company without Cause or by ZelnickMedia for Good Reason or (y) the second anniversary of the applicable date of grant, and, with respect to any performance-based restricted stock or units, in each case, based on the assumption of that the applicable performance measure was achieved at the target level of performance for the applicable performance period.

Treatment of Pre-2014 Existing Awards.

Upon any termination of the 2014 Management Agreement by the Company for Cause or by ZelnickMedia without Good Reason, any then-unvested restricted stock or units granted prior to April 1, 2014 (including any awards granted pursuant to the 2011 Management Agreement or the Original Management Agreement) will be forfeited for no consideration. Upon any termination of the 2014 Management Agreement by the Company without Cause or by ZelnickMedia for Good Reason, any then-unvested time-based restricted stock or units granted prior to April 1, 2014 (including any awards granted pursuant to the 2011 Management Agreement or the Original Management Agreement) will vest, and any then-unvested performance-based restricted stock or units granted prior to April 1, 2014 will vest in accordance with the terms of the applicable grant agreement between the Company and ZelnickMedia.

Settlement of Restricted Units.

Pursuant to the 2014 Management Agreement, the Company will have the right to elect to settle the restricted stock units granted to ZelnickMedia pursuant to the 2014 Management Agreement in shares of the Company’s common stock that will be issued pursuant to the 2009 Plan.

Registration Statement. Within 45 days following the request of ZelnickMedia, the Company will file a Registration Statement on Form S-3 registering for resale any of the shares of the Company’s common stock issuable pursuant to awards granted to ZelnickMedia under the Restricted Unit Agreements.

The foregoing descriptions of the 2014 Management Agreement and the Restricted Unit Agreements (including the Time-Based Awards and the Performance Awards issuable to ZelnickMedia thereunder) are only a summary and are qualified in their entirety by reference to the full text of the 2014 Management Agreement (and the 2014 Restricted Unit Agreement attached as Exhibit A thereto), which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 10, 2014 and incorporated herein by reference, and the 2015 Restricted Unit Agreement, which is attached as Exhibit 10.2 to the Company’s Registration Statement on Form S-3 dated May 20, 2015 and incorporated herein by reference.

Awards Under the 2011 Management Agreement

Restricted Stock Awards. Pursuant to the 2011 Management Agreement, the Company issued time-based and performance-based restricted stock to ZelnickMedia in November 2011, as further described below.

Time-Based Award. The Company granted ZelnickMedia a restricted stock award of 1,100,000 shares of common stock that vested in four equal installments on each of the first, second and third anniversaries of April 1, 2011, and then on May 20, 2015.

Performance-Based Award. The Company granted ZelnickMedia a restricted stock award of 1,650,000 shares of common stock. Twenty-five percent of such award vested on each of the first three anniversaries of April 1, 2011 and the remaining twenty-five percent vested, in the aggregate, on May 20, May 21, May 22 and May 26, 2015, respectively (which aggregate number of shares that vested on May 20, May 21, May 22 and May 26, 2015, respectively, equaled the number of shares eligible to vest on each of the first three anniversaries on April 1, 2011), respectively, based on the Company’s total shareholder return relative to the total shareholder return of the companies that constitute the NASDAQ Composite Index (the “Peer Companies”) during each of the four fiscal years of the Company ending March 31, 2012, 2013, 2014, and 2015. To earn all of the shares, the Company needed to perform at the 75th percentile, or top quartile, of the NASDAQ Composite Index.

On April 1, 2012, the first vesting tranche included 305,250 shares, reflecting the Company’s total shareholder return relative to the total shareholder return of the Peer Companies in the 62nd percentile. On April 1, 2013, no vesting of shares occurred reflecting the Company’s total shareholder return relative to the total shareholder return of the Peer Companies below the 50th percentile. On April 1, 2014, 486,750 shares vested, reflecting the Company’s total shareholder return relative to the total shareholder return of the Peer Companies in the 59th percentile for the third vesting tranche (using reference date of April 1, 2013), and the 50th percentile for the previously unvested portions of the first and second tranches (using reference date of April 1, 2011). On May 20, May 21, May 22 and May 26, 2015, an aggregate of 833,250 shares vested, reflecting the Company’s total shareholder return relative to the total shareholder return of the Peer Companies in the 91st percentile for the fourth vesting tranche (using reference date of April 1, 2014), and the 74th percentile for the previously unvested portions of the first, second and third tranches (using reference date of April 1, 2011).

Registration Statement. Pursuant to the 2011 Management Agreement, within 45 days following the request of ZelnickMedia, the Company will file a Registration Statement on Form S-3 registering for resale any shares of the Company’s common stock issuable pursuant to awards granted to ZelnickMedia under the 2011 Management Agreement. The Company filed a registration statement on Form S-3 on May 20, 2015 covering the resale of certain of such shares.

The foregoing descriptions of the 2011 Management Agreement and the related restricted stock award agreements are only a summary and are qualified in their entirety by reference to the full text of the 2011 Management Agreement (and the restricted stock award agreements attached as Exhibit A thereto), which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 24, 2011 and incorporated herein by reference, and the amendments to the restricted stock award agreements, which are filed as Exhibits 10.2 and 10.3 to the Company’s Quarterly Report on Form 10-Q filed on February 6, 2015 and Exhibits 10.5 and 10.6 to the Company’s Registration Statement on Form S-3 dated May 20, 2015 and incorporated herein by reference.

Policy on Transactions with Related Persons

The Board of Directors has adopted a policy requiring that any transaction: (1) involving the Company or any of its subsidiaries and (2) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; be approved or ratified by a majority of the independent directors of the full Board of Directors.

In determining whether to approve or ratify any such transaction, the independent directors of the Board of Directors must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to the Company than those involving unrelated parties. No director may participate in any review, approval or ratification of any transaction if the director, or an immediate family member of such director, has a direct or indirect material interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

The members of our Board of Directors, our executive officers and persons who beneficially own more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon a review of the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for fiscal 2015, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

The statements contained in this Proxy Statement which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties. All forward-looking statements are qualified by these cautionary statements and speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What matters will be considered at the Annual Meeting?

•	the election as directors of the six nominees named in the attached Proxy Statement;

•	the approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016; and

•	such other business that may properly come before the Annual Meeting or any adjournment thereof.

How does the Board of Directors recommend that shareholders vote on these matters?

The Board of Directors believes that the election of the nominated directors, the approval of the compensation of the named executive officers and the ratification of the appointment of Ernst & Young are in the best interests of the Company and its shareholders and, accordingly, recommends a vote “FOR” the approval of these proposals.

Who is entitled to vote?

Shareholders of record as of the close of business on July 27, 2015 (the “Record Date”) are entitled to attend and vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock held on each matter submitted to a vote at the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The rules of the SEC permit us to make our proxy materials available to beneficial owners of our stock electronically over the Internet without mailing printed copies of the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our beneficial owners. All beneficial owners will have the ability to access the proxy materials, including this Proxy Statement and our 2015 Annual Report, on the website referred to in the Notice of Internet Availability or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy can be found in the Notice of Internet Availability. In addition, beneficial owners may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

What does it mean if I receive more than one Notice of Internet Availability or proxy card?

It may mean that you hold shares registered in more than one account. Follow the voting instructions provided on each Notice of Internet Availability that you received to ensure that all of your shares are voted. If you received paper proxy cards, sign and return all proxy cards to ensure that all of your shares are voted. You may call American Stock Transfer & Trust Company at 1-800-937-5449 if you have any questions regarding the share information or your address appearing on the paper proxy card.

How do I vote?

You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability.

If you received a full set of proxy materials and your shares are registered directly with American Stock Transfer & Trust Company you may vote via the Internet at www.proxyvote.com. Although we encourage you to vote via the Internet, you may also sign and date each paper proxy card you receive and return it in the prepaid envelope; the paper proxy card may also contain instructions for voting by telephone. The enclosed proxy will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked in the manner described above.

If you hold your shares through a stock broker, nominee, fiduciary or other custodian you may also be able to vote through a program provided through Broadridge Financial Solutions (“Broadridge”) that offers Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the Broadridge program, you are offered the opportunity to elect to vote via the Internet. Votes submitted via the Internet through the Broadridge program must be received by 11:59 p.m. (Eastern Time) on September 23, 2015.

What happens if I do not give specific voting instructions?

For Shares Directly Registered in the Name of the Shareholder: If you return your signed proxy but do not indicate your voting preferences, the Company will vote on your behalf “FOR” the election of the nominated directors, “FOR” the approval of the compensation of the named executive officers and “FOR” the ratification of the appointment of Ernst & Young. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

For Shares Registered in the Name of a Brokerage Firm or Bank: If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors, and the non-binding advisory vote to approve the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement without such voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

What is an abstention?

An abstention is a properly signed proxy card that is marked “abstain” or properly completed instructions via the Internet to the same effect.

How do I sign the paper proxy card?

Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee or the officer or agent of a company), you should indicate your name and title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign the proxy card, not the minor. If the stock is held in joint ownership, both owners must sign.

May I vote my shares in person at the Annual Meeting?

For Shares Directly Registered in the Name of the Shareholder: Yes, however, we encourage you to vote by proxy card or the Internet even if you plan to attend the meeting. If you wish to give a proxy to someone other than the individuals named as proxies on the enclosed proxy card, you may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign the card and give the proxy card to that person for use at the meeting.

For Shares Registered in the Name of a Brokerage Firm or Bank: Yes, but in order to do so you will first have to ask your bank, broker or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting, and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the meeting without a legal proxy and a signed ballot.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet or telephone or by mail.

Who will count the votes?

A representative of Broadridge will tabulate the votes and act as independent inspector of election.

What constitutes a quorum?

The holders of a majority of the outstanding shares of common stock on the Record Date present in person or represented by proxy constitutes a quorum for the Annual Meeting. As of the close of business on July 27, 2015, 85,407,532 shares of common stock were issued and outstanding. Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes (as described above) will be counted for purposes of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the Annual Meeting (including any meeting resulting from an adjournment or postponement of the Annual Meeting, unless a new record date is set).

What vote is needed to approve the matters to be presented at the Annual Meeting?

In an uncontested election for directors, the six persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. However, the Company’s bylaws provide that any nominee for director who receives a greater number of votes “withheld” from the individual’s election than votes “for” such election promptly shall tender the individual’s resignation to the Corporate Governance Committee for consideration following certification of the shareholder vote. See above under the heading “Election of Directors (Proposal 1)—Policy on Majority Voting for Directors.” A “FOR” vote by a majority of the votes cast is required to approve, on a non-binding advisory basis, the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement; and a “FOR” vote by the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young and to approve any shareholder proposal. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote (but not cast), other than for purposes of the non-binding advisory vote to approve the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement, for which an abstention will have the effect of a vote “against” such proposal, while broker non-votes will not be deemed present and entitled to vote. Both abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of the date by which shareholder proposals must have been received by the Company to be presented at the Annual Meeting, and as of the date of this Proxy Statement, the Company did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will bear the entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to shareholders. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies for a fee of $20,000, plus reimbursement of its out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and these entities may be reimbursed by the Company for their expenses. Proxies also may be solicited by directors, officers or employees of the Company in person or by telephone, e-mail or other means. No additional compensation will be paid to such individuals for these services.

How may I communicate with the Board of Directors?

Shareholders wishing to send communications to the Board of Directors individually or as a group may do so by writing to: The Board of Directors of Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attention: Investor Relations. You should identify your communication as being from a shareholder of the Company. The Company may require reasonable evidence that your communication or other submission is made by a shareholder of the Company before transmitting your communication to the Board of Directors.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents and/or Notices of Internet Availability. This means that only one copy of our Proxy Statement and/or Notice of Internet Availability is sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attn: Investor Relations; our main telephone number is (646) 536-2842. If you want to receive separate copies of our proxy statements and/or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.take2games.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended March 31, 2015, without charge to any shareholder upon written request to Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attn: Investor Relations.

NO INCORPORATION BY REFERENCE

In its filings with the SEC, the Company sometimes “incorporates by reference” certain information. This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee of the Board of Directors” and the “Report of the Compensation Committee of the Board of Directors” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material.”

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

The Company currently anticipates holding its Annual Meeting of Shareholders for its fiscal year ending March 31, 2016 in September 2016. Accordingly, shareholders who wish to present proposals, nominate directors or present other business appropriate for consideration at the Company’s Annual Meeting of Shareholders to be held in 2016 must submit the proposal in proper form and in satisfaction of the conditions established by the SEC, to the Company at its address set forth on the first page of this Proxy Statement not later than April 7, 2016 in order for the proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such annual meeting.

As provided in the Company’s bylaws, for any proposal, director nomination or other business that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2016 Annual Meeting of Shareholders, notice of intention to present the proposal, nominate directors or present other appropriate business must be received in writing by the Company by no earlier than May 27, 2016 and no later than June 26, 2016. Address all notices of intention to present proposals at the 2016 Annual Meeting of Shareholders to Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attn: Investor Relations.

OTHER MATTERS

The Board of Directors is aware of no other matter, except for those incident to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matter properly comes before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

Annex A

Reconciliation of GAAP to Non-GAAP Measures

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses Non-GAAP measures of financial performance. Included in this Proxy Statement are certain Non-GAAP financial measures: Non-GAAP Net Income and Non-GAAP Revenue. The Company believes that these Non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in gaining an understanding of the Company’s ongoing business. These Non-GAAP financial measures also provide for comparative results from period to period. Therefore, the Company believes it is appropriate to exclude the impact of certain items as follows:

•

Net effect from deferral in net revenues and related cost of goods sold—the Company defers revenue and related costs from the sale of certain titles that have undelivered elements upon the sale of the game and recognizes that revenue upon the delivery of the undelivered elements. The Company also defers revenue and related costs for certain sales generated from certain titles for which we have or expect to provide certain additional add-on content. These amounts are deferred over the estimated remaining life of the game to which they pertain. As there is no impact to the Company’s operating cash flow, management excludes the impact of deferred net revenue and related costs from its Non-GAAP financial measures when evaluating the Company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. In addition, we believe that these Non-GAAP financial measures provide a more timely indication of trends in our business, provide comparability with the way our business is measured by analysts, and provide consistency with industry data sources.

•

Stock-based compensation—the Company does not consider stock-based compensation charges when evaluating business performance and management does not contemplate stock-based compensation expense in its short- and long-term operating plans. As a result, the Company has excluded such expenses from its Non-GAAP financial measures.

•

Business reorganization, restructuring and related expenses—although the Company has incurred business reorganization expenses in the past, each charge relates to a discrete event based on a unique set of business objectives. Management does not believe these charges reflect the Company’s primary business, ongoing operating results or future outlook. As such, the Company believes it is appropriate to exclude these expenses and related charges from its Non-GAAP financial measures.

•

Non-cash amortization of discount on convertible notes—the Company records non-cash amortization of discount on convertible notes as interest expense in addition to the interest expense already recorded for coupon payments. The Company excludes the non-cash portion of the interest expense from its Non-GAAP financial measures because these amounts are unrelated to its ongoing business operations.

•

Loss on extinguishment of debt—the Company recorded a loss on extinguishment of debt as a result of settling its 4.375% Convertible Notes in August 2013. The Company excludes the impact of such transactions when evaluating the Company’s operating performance. Management does not believe this loss reflects the Company’s primary business, ongoing operating results or future outlook. As such, the Company believes it is appropriate to exclude this loss from its Non-GAAP financial measures.

•

Gain on convertible note hedge and warrants, net—the Company entered into unwind agreements with respect to its convertible note hedge and warrant transactions. As a result of the unwind agreements, these transactions were accounted for as derivatives whereby gains and losses resulting from changes in the fair value were reported in gain on convertible note hedge and warrants, net. The Company excludes the impact of such transactions when evaluating the Company’s operating performance. Management does not believe these gains and losses reflect the Company’s primary business, ongoing operating results or future outlook. As such, the Company believes it is appropriate to exclude these gains and losses from its Non-GAAP financial measures.

A-1

•

Non-cash tax expense for the impact of deferred tax liabilities associated with tax deductible amortization of goodwill—due to the nature of the adjustment as well as the expectation that it will not have any cash impact in the foreseeable future, the Company believes it is appropriate to exclude this expense from its Non-GAAP financial measures.

•

Discontinued operations—the Company does not engage in sales of subsidiaries on a regular basis and therefore believes it is appropriate to exclude such gains (losses) from its Non-GAAP financial measures. As the Company is no longer active in its discontinued operations, it believes it is appropriate to exclude income (losses) thereon from its Non-GAAP financial measures.

These Non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or superior to, GAAP results. These Non-GAAP financial measures may be different from similarly titled measures used by other companies.

(in millions, except share data)	Fiscal Year Ended March 31, 2015
Net Revenues
GAAP Net Revenues	$1,082,938
Net effect from deferral in net revenues	585,827
Non-GAAP Net Revenues	$1,668,765
Net Income
GAAP Net Income	$(279,470)
Net effect from deferral in net revenues and related cost of goods sold	451,749
Stock-based compensation	36,206
Business reorganization, restructuring and related	156

Non-cash amortization of discount on Convertible Notes	18,933
Loss on extinguishment of debt	—
Gain on convertible note hedge and warrants, net	(9,999)
Non-cash tax expense	1,669

Discontinued operations	—
Non-GAAP Net Income	$219,244

A-2

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 23, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

TAKE-TWO INTERACTIVE SOFTWARE, INC. ATT: INVESTOR RELATIONS 622 BROADWAY NEW YORK, NY 10012

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR” the following:

1.	Election of Directors	☐	☐	☐
Nominees

01	Strauss Zelnick	02	Robert A. Bowman	03	Michael Dornemann	04	J Moses	05	Michael Sheresky
06	Susan Tolson

The Board of Directors recommends you vote “FOR” proposals 2 and 3.		For	Against	Abstain
2.	Approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” as disclosed in the Proxy Statement.	☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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TAKE-TWO INTERACTIVE SOFTWARE, INC. Annual Meeting of Shareholders September 24, 2015 This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Daniel Emerson and Linda Zabriskie, or any one of them acting individually, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and in the discretion of the proxies on such other matters as may properly come before the meeting, all of the shares of common stock of Take-Two Interactive Software, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time on September 24, 2015, at the W Hotel, 201 Park Avenue South, New York, New York 10003 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS BALLOT FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side